Use these links to rapidly review the document
Proxy Statement Table of Contents

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Vantiv, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Vantiv, Inc.
8500 Governors Hill Drive
Symmes Township, Ohio 45249
www.vantiv.com

To the Stockholders of Vantiv, Inc.:

        You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Vantiv, Inc. to be held on April 30, 2013, at 9:00 a.m. Eastern Time, at The Westin Cincinnati, 21 East Fifth Street, Cincinnati, OH 45202.

        The accompanying notice of the meeting and proxy statement describe the matters to be acted upon at the annual meeting.

        Your vote is important. Whether or not you plan to attend the meeting in person, we would like for your shares to be represented. Please vote as soon as possible via telephone, over the Internet or by proxy card or voter instruction form. Detailed information about the meeting and voting your shares is included in the accompanying proxy statement.

        Thank you for your support of Vantiv.

Sincerely,

Jeffrey Stiefler	Charles Drucker
Chairman of the Board of Directors	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, APRIL 30, 2013

9:00 a.m.

The Westin Cincinnati
21 East Fifth Street, Cincinnati, Ohio 45202

        The 2013 Annual Meeting of Stockholders of Vantiv, Inc. will be held on Tuesday, April 30, 2013 at 9:00 a.m., local time, at The Westin Cincinnati, 21 East Fifth Street, Cincinnati, Ohio 45202, for the following purposes:

  1.
  To elect Lee Adrean, Lori Beer, Gary Lauer and Thomas Ryan as Class I directors;

  2.
  To approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in this proxy statement;

  3.
  To approve, on an advisory basis, the preferred frequency of stockholder advisory votes on executive compensation;

  4.
  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

  5.
  To conduct any other business properly brought before the meeting.

        The record date for the annual meeting is March 1, 2013. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment or postponement of the meeting.

        Your vote is important.    Whether or not you expect to attend the annual meeting in person, please submit your proxy or voting instructions over the telephone, the internet or by mail as soon as possible to ensure that your shares are represented at the annual meeting and your vote is properly recorded. Even if you vote by one of these methods, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors,

Nelson F. Greene
Chief Legal Officer & Secretary

Cincinnati, Ohio
March 18, 2013

Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to be Held on April 30, 2013:

The Company's Proxy Statement and Annual Report are available at:
http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=17549

Proxy Statement Table of Contents

VANTIV, INC.

PROXY STATEMENT FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

        The Board of Directors of Vantiv, Inc. ("Vantiv" or the "Company") is providing these proxy materials to you for use in connection with the 2013 Annual Meeting of Stockholders to be held on April 30, 2013 at 9:00 a.m. Eastern Time, and at any postponement or adjournment of the meeting (the "Annual Meeting"). The Annual Meeting will be held at The Westin Cincinnati, 21 East Fifth Street, Cincinnati, Ohio 45202. Stockholders of record as of March 1, 2013 (the "Record Date") are invited to attend the Annual Meeting and are asked to vote on the proposals described in this proxy statement.

        We are providing access to our proxy materials (including this proxy statement, together with a notice of meeting and the Company's annual report) on the Internet pursuant to rules adopted by the Securities and Exchange Commission ("SEC"). Accordingly, beginning on or about March 18, 2013, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to stockholders entitled to vote at the Annual Meeting. All stockholders will have the ability to access, beginning on March 18, 2013, the proxy materials on the website referred to in the Notice. The Notice includes instructions on how to access the electronic proxy materials, as well as instructions for requesting a printed copy at no charge. In addition, stockholders may permanently elect to receive future proxy materials in either electronic form by email or printed form by mail. If you make such an election, we will continue to send you the materials pursuant to your election, until you notify us otherwise.

        Our principal executive offices are located at 8500 Governors Hill Drive, Symmes Township, Ohio 45249, and our telephone number is (513) 900-5250. We maintain a website at www.vantiv.com. The information on our website is not a part of this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:
What is the purpose of the Annual Meeting?

A:
To vote on the following proposals:

•
to elect Lee Adrean, Lori Beer, Gary Lauer and Thomas Ryan as Class I directors;

•
an advisory vote to approve our executive officer compensation;

•
an advisory vote regarding the frequency of the advisory vote on executive compensation;

•
to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

•
to transact such other business that may properly come before the meeting or at any adjournment or postponement thereof.

Q:
How does the Board of Directors recommend I vote on these proposals?

A:
The Board recommends a vote:

•
FOR the election of Lee Adrean, Lori Beer, Gary Lauer and Thomas Ryan as Class I directors;

•
FOR the approval of our executive officer compensation;

•
For the vote EVERY 1 YEAR in the advisory vote regarding the frequency of the advisory vote on executive compensation; and

•
FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

Q:
Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:
Pursuant to the rules of the SEC, we have elected to provide access to our proxy materials over the Internet. Instructions on how to access the proxy materials over the Internet or to request a printed copy by mail may be found in the Notice. In addition, the Notice provides information on how stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:
How can I get electronic access to the proxy materials?

A:
The Notice provides you with instructions regarding how to:

•
view our proxy materials for the Annual Meeting on the Internet; and

•
request that we send our future proxy materials to you by mail or by email.

  By accessing the proxy materials on the Internet or choosing to receive your future proxy materials by email, you will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders' meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. If you choose to receive future proxy materials by mail, you will receive a paper copy of those materials, including a form of proxy. Your election to receive proxy materials by mail or email will remain in effect until you notify us that you are terminating your request.

Q:
Who is making this solicitation?

A:
The proxy for the Annual Meeting is being solicited on behalf of Vantiv's Board of Directors.

Q:
Who is entitled to vote at the meeting?

A:
Stockholders Entitled to Vote.    Stockholders who our records show owned shares of our common stock as of the close of business on the Record Date may vote at the Annual Meeting. On the Record Date, we had 142,308,702 shares of Class A common stock outstanding and 70,219,136 shares of Class B common stock (together with Class A common stock, the "common stock") outstanding. All of the outstanding Class B common stock is held by one stockholder, Fifth Third Bank. Fifth Third Bank holds one share of our Class B common stock for each Class B unit of Vantiv Holding, LLC ("Vantiv Holding") that it holds. The shares of Class B common stock entitle Fifth Third Bank to up to 18.5% of the aggregate voting power of our outstanding common stock determined on a formulaic basis. The total value and voting power of the Class A common stock and Class B common stock that Fifth Third Bank holds (not including, for the avoidance of doubt, any ownership interest in units of Vantiv Holding) is limited to 18.5% at any time other than in connection with a stockholder vote with respect to a change of control, in which event Fifth Third Bank has the right to that full number of votes equal to the number of shares of Class A common stock and Class B common stock it owns. To the extent that Fifth Third Bank otherwise holds Class A common stock and Class B common stock entitled to less than 18.5% of the aggregate voting power of our outstanding common stock, then Fifth Third Bank is entitled only to such lesser voting power. As the holder of the Class B common stock, Fifth Third Bank is also entitled to elect a number of our directors equal to the percentage of the voting power of all of our outstanding common stock represented by the Class B common stock held by Fifth Third Bank but not exceeding 18.5% of our board of directors. Fifth Third Bank currently holds 18.5% of the voting power in Vantiv, Inc. As a result, two of our eleven directors are elected by Fifth Third Bank and the remaining nine directors are elected by the holders of our Class A common stock. Holders of our Class B common stock also have to approve certain amendments to our amended and restated certificate of incorporation. See "Directors and Corporate Governance" and "Related Person Transactions" for additional information.

  Registered Stockholders.    If your shares are registered directly in your name with Vantiv's transfer agent, you are considered the holder of record with respect to those shares. As the holder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

  Street Name Stockholders.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and your broker or nominee is considered the holder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the holder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker's procedures for obtaining a legal proxy. Street name stockholders wishing to attend the Annual Meeting in person should also bring proof of ownership, such as a brokerage statement, showing their ownership of stock as of the Record Date.

Q:
How can I vote my shares?

A:
Registered Stockholders:    Registered stockholders may vote in person at the Annual Meeting or by one of the following methods:

•
By Mail.  If you requested printed copies of the proxy materials to be mailed to you, you can complete, sign and date the proxy card and return it in the prepaid envelope provided;

•
By Telephone.  Call the toll-free telephone number in the Notice and follow the recorded instructions; or

•
By Internet.  Access the secure website registration page through the Internet, as identified in the Notice, and follow the instructions.

  Please note that the Internet and telephone voting facilities for registered stockholders will close at 11:59 p.m. Eastern Time on April 29, 2013.

  Street Name Stockholders:    If you hold your shares through a broker, bank or other nominee, you should have received instructions on how to vote your shares from your broker, bank or other nominee. Please follow their instructions carefully. Also, if you wish to vote in person at the Annual Meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

        Street name stockholders may generally vote by one of the following methods:

  •
  By Mail.  If you requested printed copies of the proxy materials to be mailed to you, you may vote by signing, dating and returning your voting instruction card in the enclosed pre-addressed envelope;

  •
  By Methods Listed on Voting Instruction Card.  Please refer to your voting instruction card or other information provided by your bank, broker, nominee or other holder of record to determine whether you may vote by telephone or electronically on the Internet, and follow the instructions on the voting instruction card or other information provided by the holder of record; or

  •
  In Person With a Proxy from the Record Holder.  A street name stockholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her bank, brokerage firm or other nominee. Please consult the voting instruction card provided to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Q:
Can I attend the meeting in person?

A:
You are invited to attend the Annual Meeting if you are a registered stockholder or a street name stockholder as of the Record Date. If you plan to attend the Annual Meeting, please complete and mail the ticket reservation request form at the back of this booklet or check the box on the voting page of the website identified in the Notice. In order to enter the Annual Meeting, you must present a form of photo identification acceptable to us, such as a valid driver's license or passport. Please note that since a street name stockholder is not the holder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker's procedures for obtaining a legal proxy.

Q:
If I submit a proxy, how will it be voted?

A:
When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under "Can I change my vote?"

Q:
Can I change my vote?

A:
You may change your vote at any time prior to the vote at the Annual Meeting. To revoke your proxy instructions and change your vote if you are a holder of record, you must (i) attend the Annual Meeting and vote your shares in person, (ii) advise our Corporate Secretary at our principal executive offices (8500 Governors Hill Drive, Symmes Township, Ohio 45249) in writing before the proxy holders vote your shares, (iii) deliver later dated and signed proxy instructions (which must be received prior to the Annual Meeting) or (iv) vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted).

Q:
What happens if I decide to attend the Annual Meeting, but I have already voted or submitted a proxy covering my shares?

A:
You may attend the meeting and vote in person even if you have already voted or submitted a proxy. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy. If a bank, broker or other nominee is the record holder of your shares and you wish to attend the Annual Meeting and vote in person, you must obtain a legal proxy from the holder of record of the shares giving you the right to vote the shares.

Q:
What quorum is required for the Annual Meeting?

A:
The presence in person or by proxy of a majority of the voting power of the issued and outstanding common stock entitled to vote at the meeting is required for the Annual Meeting to proceed. If you have returned valid proxy instructions or attend the Annual Meeting in person, your shares of common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Q:
How are votes counted?

A:
The Class A common stock and Class B common stock are voting together as a single class on all matters described in this proxy statement for which your proxy is being solicited, except only the holders of Class A common stock are voting on the proposal to elect four Class I directors. Each share of Class A common stock entitles its holder to one vote per share on all matters. Because Fifth Third Bank's voting power is limited to 18.5% of the aggregate voting power of our outstanding common stock (other than in connection with a stockholder vote with respect to a change of control), each share of Class B common stock entitles Fifth Third Bank to 0.46 votes per share as of the Record Date. There is no cumulative voting.

Q:
How many votes are needed to approve each proposal?

A:
Each Class I director is elected by a plurality of the voting power of the shares of Class A common stock, exclusively and as a separate class, present in person or represented by proxy and entitled to vote on the election of directors. Abstentions, broker non-votes and shares of Class B common stock will have no effect on the outcome of the vote.

  Approval of executive officer compensation requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the matter. For purposes of this proposal, abstentions are treated as shares present and entitled to vote on the matter and, therefore, will have the same effect as a vote "Against" the proposal. Broker non-votes are not considered entitled to vote on the matter and will have no effect on the outcome of the vote.

  For purposes of the advisory vote regarding the frequency of the advisory vote on executive compensation, the option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote.

  The ratification of the appointment of the Company's independent registered public accounting firm requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the proposal. Abstentions are treated as shares present and entitled to vote for purposes of this proposal and, therefore, will have the same effect as a vote "Against" the proposal.

Q:
What are broker non-votes?

A:
Broker non-votes are shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole "routine" matter—the ratification of the appointment of the Company's independent registered public accounting firm. Your broker will not have discretion to vote on the following "non-routine" matters absent direction from you: the election of directors, the advisory vote on executive compensation, and the advisory vote on the frequency of the advisory vote on executive compensation. Broker non-votes do not count for voting purposes, but are considered "present" at the meeting for purposes of determining whether a quorum exists.

Q:
Who will tabulate the votes?

A:
Vantiv has designated a representative of American Stock Transfer & Trust Company, LLC as the Inspector of Election who will tabulate the votes.

Q:
Who pays for the proxy solicitation process?

A:
Vantiv will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

Q:
May I propose actions for consideration at next year's annual meeting of stockholders or nominate individuals to serve as directors?

A:
You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our bylaws, as applicable. In order for a stockholder proposal to be included in our proxy statement and form of proxy relating to the meeting for our 2014 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the proposal must be received by us no later than November 18, 2013. If a stockholder intends to submit a proposal that is not intended to be included in our proxy statement, or a nomination for director for our 2014 Annual Meeting of Stockholders, the stockholder must give us notice in accordance with the requirements set forth in our bylaws no later than January 30, 2014 and no earlier than December 31, 2013. If the date of the 2014 Annual Meeting is more than 30 days before or more than 60 days after April 30, 2014, notice by the stockholder must be received no later than the 10th day following the date on which public announcement of the date of the 2014 Annual Meeting is first made by Vantiv. Our bylaws require that certain information and acknowledgments with respect to the proposal or the nominee, as applicable, and the stockholder making the proposal or the nomination be set forth in the notice. Our bylaws have been publicly filed with the SEC and can also be found on our website at www.vantiv.com in the Corporate Governance section of our Investor Relations webpage.

Q:
What should I do if I get more than one proxy or voting instruction card?

A:
Stockholders may receive more than one set of voting materials, including multiple copies of the Notice, these proxy materials and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate Notices for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one Notice. You should vote in accordance with all of the Notices you receive relating to our Annual Meeting to ensure that all of your shares are counted.

Q:
How do I obtain a separate set of proxy materials or request a single set for my household?

A:
We have adopted a procedure approved by the SEC called "householding." Under this procedure, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice and our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card.

  If you are a registered stockholder and wish to receive a separate Notice, proxy statement or annual report at this time, please request the additional copy by contacting our transfer agent, American Stock Transfer & Trust Company, LLC, by telephone at 1-888-776-9962 (U.S.) or 1-718-921-8562 (outside the U.S.), or by email at info@amstock.com. If you hold your shares beneficially and wish to receive a separate Notice, proxy statement or annual report, please contact your bank or broker. If any stockholders in your household wish to receive a separate annual report and a separate proxy statement in the future, they may contact Investor Relations, Vantiv, Inc., 8500 Governors Hill Drive, Symmes Township, Ohio 45249. They may also send an email to Investor Relations at ir@vantiv.com. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by contacting Investor Relations.

Q:
What if I have questions about lost stock certificates or need to change my mailing address?

A:
You may contact our transfer agent, American Stock Transfer & Trust Company at the numbers or email address above, if you have lost your stock certificate or need to change your mailing address.

DIRECTORS AND CORPORATE GOVERNANCE

Board Structure

        Our business and affairs are managed under the direction of our Board of Directors. Our amended and restated certificate of incorporation provides that our Board consist of between 11 and 15 directors so long as any shares of Class B common stock are outstanding. Our Board currently consists of 11 directors. Fifth Third Bank is entitled to elect a number of our directors equal to the percentage of the voting power of all of our outstanding common stock represented by the Class B common stock held by Fifth Third Bank but not exceeding 18.5%.

        Our Board of Directors is divided into three classes, with one class being elected at each annual meeting of stockholders. Each director serves a three-year term, with termination staggered according to class. Class I and Class III currently consist of four directors. Class II consists of three directors. The holders of our Class A common stock elect each of our Class I directors, two of our Class II directors and three of our Class III directors. Fifth Third Bank elects one of each of the Class II and Class III directors.

Corporate Governance

        Our Board of Directors acts as the ultimate decision-making body of the Company and advises and oversees management, who are responsible for the day-to-day operations and management of the Company. In carrying out its responsibilities, the Board reviews and assesses the Company's long-term strategy and its strategic, competitive and financial performance. The Board has adopted corporate governance guidelines that serve as a flexible framework within which the Board and its committees operate. These guidelines cover a number of areas including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board, chief executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines can be found on our website at www.vantiv.com in the Corporate Governance section of our Investor Relations webpage.

Director Independence

        The Board has affirmatively determined that Messrs. Adrean, Lauer, Maldonado, Mussafer, Pike, Ryan and Stiefler and Ms. Beer are independent directors under the applicable rules of the New York Stock Exchange (the "NYSE") and that Ms. Beer and Messrs. Adrean, Lauer and Stiefler, who serve on the Audit Committee, are also independent directors as such term is defined in Rule 10A-3(b)(1) under the Exchange Act. In accordance with the NYSE corporate governance rules, a majority of our directors are independent.

 Information about the Directors and Nominees

        Set forth below is information regarding our directors and the nominees as of March 18, 2013. All of the candidates for election at this meeting are currently serving as our directors and have been determined by the Board to be independent.

Name	Age	Position	Director Since
Directors whose terms will expire at the 2013 Annual Meeting
Lee Adrean	61	Director	2012
Lori Beer	45	Director	2012
Gary Lauer	60	Director	2012
Thomas Ryan	60	Director	2012
Directors whose terms will expire at the 2014 Annual Meeting
John Maldonado	37	Director	2012
Christopher Pike	43	Director	2012
Daniel Poston	54	Director	2012
Directors whose terms will expire at the 2015 Annual Meeting
Greg Carmichael	51	Director	2012
Charles Drucker	49	CEO, President and Director	2011
David Mussafer	49	Director	2012
Jeffrey Stiefler	66	Director	2012

Business Experience and Qualifications of Directors

  Nominees

  Class I Directors (Current Terms Will Expire at the 2013 Annual Meeting)

        Lee Adrean is Corporate Vice President and Chief Financial Officer of Equifax, Inc., a position he has held since October 2006. Prior to joining Equifax, he was Executive Vice President and Chief Financial Officer of NDCHealth Corporation from May 2004 to 2006. Prior to that position, Mr. Adrean was Executive Vice President and Chief Financial Officer at EarthLink, Inc. from February 2000 to April 2004. Mr. Adrean holds a B.S. from Bucknell University and an M.B.A. from Harvard Business School. Mr. Adrean's executive experience with public companies and background in finance and accounting provides insight that is beneficial to the board of directors.

        Lori A. Beer is Executive Vice President, Specialty Businesses and Information Technology at WellPoint, Inc., a position she has held since October 2012. Prior to that appointment, Ms. Beer served as Executive Vice President of Enterprise Business Services from October 2010 to October 2012 and Executive Vice President and Chief Information Officer from May 2008 to October 2010. Ms. Beer has held various other executive positions at WellPoint, Inc. since joining them in 1998, including Chief Technology Officer from June 2006 until May 2008. Ms. Beer holds a bachelor of science degree in computer sciences from the University of Dayton. Ms. Beer's executive experience at a public company and background in technology provides insight that is beneficial to the board of directors.

        Gary Lauer is Chief Executive Officer of eHealth, Inc., a position he has held since December 1999, and Chairman of eHealth's Board of Directors, a position he has held since March 2002. He also served as President of eHealth from December 1999 to March 2012. Prior to joining eHealth, Mr. Lauer was the Chief Executive Officer of MetaCreations Corporation from 1998 to December 1999, and was Chairman from 1998 to March 2000. Prior to MetaCreations, Mr. Lauer spent more than nine years at Silicon Graphics, Inc., where he was a member of the senior executive team. Mr. Lauer started his career at International Business Machines Corp. in sales and marketing management. Mr. Lauer holds a B.S. degree in finance and marketing from the University of Southern California Business School. Mr. Lauer's responsibilities and operational and leadership experience as the Chief Executive Officer and Chairman of eHealth for more than ten years and as a former senior executive of several technology companies provides insight that is beneficial to the board of directors.

        Thomas Ryan was President and Chief Executive Officer of CVS Caremark from 1998 to March 2011 and Chairman of CVS Caremark Corporation from November 2007 to May 2011. He also served as Chairman of CVS Corporation from April 1999 until March 2007. Mr. Ryan joined CVS Corporation in 1975 as a pharmacist. Mr. Ryan is currently an operating partner with Advent International, the Lead Director of Yum! Brands, Inc., and a director of Five Below Inc. Mr. Ryan received a B.S. from the University of Rhode Island. Mr. Ryan's significant operational experience as a chairman and chief executive officer provides invaluable experience with and important perspectives on matters that are beneficial to the board of directors.

  Class II Directors (Current Terms Will Expire at the 2014 Annual Meeting)

        John Maldonado served as a director of Vantiv Holding, LLC from June 2009 until our initial public offering in March 2012. Mr. Maldonado is a Managing Director at Advent International Corporation, having joined the firm in 2006. Prior to joining Advent International Corporation, Mr. Maldonado was at Parthenon Capital from 2004 to 2005, at Bain Capital from 2000 to 2002 and a consultant with the Parthenon Group from 1998 to 2000. Mr. Maldonado also serves on the board of directors of SkillSoft plc and Connolly, Inc. He has previously served on the boards of directors of Managed Healthcare Associates, Inc. and American Radiology Services, Inc. Mr. Maldonado received an M.B.A. from Harvard Business School and a B.A. from Dartmouth College. Mr. Maldonado has significant experience in the areas of private equity, consulting, business services and finance, and has served on the board of directors of several private companies. Mr. Maldonado's experience at Advent International and as a director of private companies provides insight that is beneficial to the board of directors.

        Christopher Pike served as a director of Vantiv Holding, LLC from June 2009 until our initial public offering in March 2012. Mr. Pike is a Managing Director at Advent International Corporation, having joined the firm in 1997. Mr. Pike also serves on the board of directors of BondDesk Group LLC and Connolly, Inc. He previously served on the boards of directors of GFI Group Inc., Long Term Care Group and several other companies. Mr. Pike received a B.A. from Amherst College. Mr. Pike has significant experience in the areas of private equity, consulting, business services and finance, and has served on the board of directors of several private companies. Mr. Pike's experience at Advent International and as a director of private companies provides insight that is beneficial to the board of directors.

        Daniel Poston is Executive Vice President of Fifth Third Bancorp, a position he has held since June 2003, and Chief Financial Officer, a position he has held since September 2009. Mr. Poston was the Controller of Fifth Third Bancorp from July 2007 to May 2008 and from November 2008 to September 2009, and the Chief Financial Officer from May 2008 to November 2008. Formerly, Mr. Poston was the Auditor of Fifth Third Bancorp since October 2001 and was Senior Vice President of Fifth Third Bancorp and Fifth Third Bank since January 2002. Prior to joining Fifth Third, Mr. Poston was a partner in the financial services audit and accounting practice of Arthur Andersen LLP. He is a graduate of the University of Cincinnati with a degree in accounting and finance. Mr. Poston's significant operational and financial experience with public companies provides important perspectives on matters that are beneficial to the board of directors. Mr. Poston serves on our board of directors pursuant to the rights related to the Class B common stock held by Fifth Third Bank.

  Class III Directors (Current Terms Will Expire at the 2015 Annual Meeting)

        Greg Carmichael served as a director of Vantiv Holding, LLC from June 2009 until our initial public offering in March 2012. Mr. Carmichael has served as Fifth Third Bancorp's Chief Operating Officer since June 2006 and its President since September 2012. Previously, he served as Executive Vice President and Chief Operating Officer of Fifth Third, a position he held since June 2006. Prior to that position, Mr. Carmichael was Executive Vice President and Chief Information Officer of Fifth Third since June 2003. Mr. Carmichael received a B.A. from the University of Dayton and an M.S. from Central Michigan University. Mr. Carmichael has significant senior management expertise that he gained as an executive officer of a public company in the financial services industry. Mr. Carmichael's experience provides important perspectives on matters such as operations and information technology that are beneficial to the board of directors. Mr. Carmichael serves on our board of directors pursuant to the rights related to the Class B common stock held by Fifth Third Bank.

        Charles D. Drucker is our Chief Executive Officer, a position he has held since June 2009, and our President, a position he has held since June 2004. Mr. Drucker has been a director of Vantiv, Inc. since November 2011 and was a director of Vantiv Holding, LLC from June 2009 to March 2012. He was also Executive Vice President of Fifth Third Bancorp from June 2005 to June 2009. Mr. Drucker was selected to serve on the board of directors due to his service as our Chief Executive Officer, extensive senior management experience at a number of large corporations in the payments industry, deep industry experience and intimate knowledge of the operational, financial and strategic development of our company.

        David Mussafer served as a director of Vantiv Holding, LLC from June 2009 until our initial public offering in March 2012 and was Chairperson from July 2009 to August 2010. Mr. Mussafer is a Managing Partner at Advent International Corporation, having joined the firm in 1990. He currently serves on the boards of directors of Five Below, Inc. and Charlotte Russe Holding Inc. He previously served on the boards of directors of Dufry AG, Kirkland's Inc., lululemon athletica inc., Party City Holdings Inc., and numerous privately held businesses. Mr. Mussafer received a B.S.M. from Tulane University and a M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Mussafer has significant experience in the areas of private equity, consulting, business services and finance, and in serving as a director of public and private companies. Mr. Mussafer's service as a director at several public and private companies has provided him with insights of issues facing boards that are beneficial to the board of directors.

        Jeffrey Stiefler has served on our Board of Directors as Chairperson since our initial public offering in March 2012. Mr. Stiefler served as a Director and Non-Executive Chairperson of the board of directors of Vantiv Holding, LLC from August 4, 2010 until our initial public offering. He currently serves on the boards of directors of LPL Financial Corporation and VeriFone Systems, Inc., and served as Lead Director of Taleo Corporation, Inc. prior to its acquisition by Oracle Corporation in April 2012. Mr. Stiefler served as a Venture Partner with Emergence Capital Partners from 2008 through the beginning of 2013. Mr. Stiefler was the Chairman, President and CEO of Digital Insight from August 2003 until the company's acquisition by Intuit in February 2007. Prior to Digital Insight, Mr. Stiefler worked with several private equity firms as an operating advisor and held a variety of positions at American Express, including President and Director of the company, and President and CEO of American Express Financial Advisors. Mr. Stiefler received a B.A. from Williams College and an M.B.A. from Harvard Business School. Mr. Stiefler has significant senior management expertise at public companies. As a former chief executive officer of a software company, Mr. Stiefler's operational and strategic experiences are relevant to issues faced by us on a regular basis. Mr. Stiefler's current and past board experience, including the role of chairman of the board of directors of a public company, also exposed him to best practices and approaches that are beneficial to the board of directors.

        No family relationship exists among any of the directors, nominees or executive officers. Except with respect to the rights of the Class B stockholders to elect directors no arrangement or understanding exists between any director, nominee, or executive officer and any other person pursuant to which any director, nominee or executive officer was selected as a director, nominee or executive officer of the Company.

Meetings of the Board

        The Board met four times during 2012. In 2012, each director attended at least 75% of the meetings of the Board and of the Committees of which he or she was a member. Additionally, while the Company has no formal policy regarding director attendance at its annual meeting of stockholders, Vantiv's directors are encouraged to attend the Company's annual meetings. The 2013 Annual Meeting is our first annual meeting of stockholders since our initial public offering.

        The non-management members of the Board regularly hold executive sessions, and the independent directors of the Board hold executive sessions at least annually.

Board Committees

        The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board has adopted a written charter for each committee that sets forth the committee's purpose, composition, authority and responsibilities. Each charter can be found on our website at www.vantiv.com in the Corporate Governance section of our Investor Relations webpage.

        The members of each committee and the number of meetings held in fiscal 2012 are shown below:

Name	Audit	Compensation	Nominating and Corporate Governance
Lee Adrean	C		M
Lori Beer	M		M
Greg Carmichael*		M
Gary Lauer	M		C
John Maldonado*	M
David Mussafer		M
Christopher Pike			M
Daniel Poston*	M		M
Thomas Ryan		C
Jeffrey Stiefler	M	M
Number of Meetings in Fiscal 2012	6	3	3

C = Chair

M = Member

*
Until March 13, 2013.

Audit Committee

        The primary purpose of our Audit Committee is to assist the Board's oversight of:

  •
  the integrity of our financial statements;

  •
  our internal financial reporting and compliance with our disclosure controls and procedures;

  •
  the qualifications, engagement, compensation, independence and performance of our independent registered public accounting firm;

  •
  our independent registered public accounting firm's annual audit of our financial statements and any engagement to provide other services;

  •
  the performance of our internal audit function; and

  •
  our legal and regulatory compliance.

        Our Audit Committee is currently comprised of Ms. Beer and Messrs. Adrean, Lauer and Stiefler. Mr. Adrean serves as chair of the Audit Committee and also qualifies as an "audit committee financial expert" as such term has been defined by the SEC in Item 401(h)(2) of Regulation S-K. Our Board of Directors has affirmatively determined that Ms. Beer and Messrs. Adrean, Lauer and Stiefler meet the definition of an "independent director" for the purposes of serving on the Audit Committee under applicable SEC and NYSE rules, and to comply with these independence requirements for all members of the Audit Committee by the one-year anniversary of the effective date of the registration statement for our initial public offering, Messrs. Maldonado and Poston resigned from the Audit Committee on March 13, 2013. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Members of the Audit Committee are limited to serving on no more than two other public company audit committees, unless expressly approved by the Board after determining that simultaneous service would not impair the ability of such member to effectively serve on the Company's Audit Committee.

        A copy of the Audit Committee's charter is available on our website at www.vantiv.com in the Corporate Governance section of our Investor Relations webpage.

Compensation Committee

        The primary purposes of our Compensation Committee are to:

  •
  assist the Board in discharging its responsibilities regarding compensation of our executive officers;

  •
  review and approve corporate goals and objectives relevant to the compensation of our chief executive officer and evaluate our chief executive officer's performance in light of those goals and objectives;

  •
  review and determine the compensation of our chief executive officer and other executive officers;

  •
  make recommendations to the Board with respect to our equity-based compensation plans;

  •
  provide oversight of our compensation policies, plans and benefit programs; and

  •
  produce, approve and recommend to the Board for approval reports on compensation matters required to be included in our annual proxy statement or annual report.

        Our Compensation Committee is currently comprised of Messrs. Ryan, Mussafer and Stiefler, with Mr. Ryan serving as the chair. Our Board of Directors has affirmatively determined that Messrs. Ryan, Mussafer and Stiefler meet the definition of an "independent director" for the purposes of serving on the Compensation Committee under applicable NYSE rules, and to comply with these independence requirements for all members of the Compensation Committee by the one-year anniversary of our initial public offering, Mr. Carmichael resigned from the Compensation Committee on March 13, 2013.

        A copy of the Compensation Committee's charter is available on our website at www.vantiv.com in the Corporate Governance section of our Investor Relations webpage.

Nominating and Corporate Governance Committee

        The primary purposes of our Nominating and Corporate Governance Committee (the "Governance Committee") are to:

  •
  recommend to the Board for approval the qualifications, qualities, skills and expertise required for board of director membership;

  •
  subject to the rights of Fifth Third Bank to elect directors, identify potential members of the Board consistent with the criteria approved by the Board and select and recommend to the Board the director nominees for election at the next annual meeting of stockholders or to otherwise fill vacancies;

  •
  evaluate and make recommendations regarding the structure, membership and operations of the committees of the Board;

  •
  oversee and make recommendations to the Board with regard to any changes to our corporate governance policies and principles;

  •
  oversee the application of our code of business conduct and ethics; and

  •
  oversee the annual review of the Board's performance.

        Our Governance Committee is currently comprised of Ms. Beer and Messrs. Lauer, Adrean, and Pike, with Mr. Lauer serving as the chair. Our Board of Directors has affirmatively determined that Ms. Beer and Messrs. Lauer, Adrean and Pike meet the definition of an "independent director" for the purposes of serving on the Governance Committee under applicable NYSE rules, and to comply with these independence requirements for all members of the Governance Committee by the one-year anniversary of our initial public offering, Mr. Poston resigned from the Governance Committee on March 13, 2013.

        A copy of the Governance Committee's charter is available on our website at www.vantiv.com in the Corporate Governance section of our Investor Relations webpage.

Compensation Committee Interlocks and Insider Participation

        None of the members of our Compensation Committee is or has at any time during the past year been one of our officers or employees. None of our executive officers currently serves or in the past year has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Code of Business Conduct and Ethics

        We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The code of business conduct and ethics is available on our website at www.vantiv.com in the Corporate Governance section of our Investor Relations webpage. Any waiver of the code for directors or executive officers may be made only by our Board of Directors or a Board committee to which the Board has delegated that authority and will be promptly disclosed to our stockholders as required by applicable U.S. federal securities laws and the corporate governance rules of the NYSE. Amendments to the code must be approved by our Board of Directors and will be promptly disclosed (other than technical, administrative or non-substantive changes). Any amendments to the code, or any waivers of its requirements, for which disclosure is required, will be disclosed on our website.

Director Nominations

        Subject to the rights of Fifth Third Bank as the holder of our Class B common stock to elect Directors, the Board is responsible for selecting candidates to fill vacancies on the Board and for nominating individuals for election as Directors by the stockholders, in each case, based on the recommendation of the Governance Committee. The Governance Committee considers recommendations for Board candidates submitted by stockholders using substantially the same criteria it applies to recommendations from the Governance Committee, current Directors or members of management. Stockholders may submit recommendations by providing the person's name and appropriate background and biographical information by writing to the Governance Committee at Vantiv, Inc., Attn: Nominating and Corporate Governance Committee, 8500 Governors Hill Drive, Symmes Township, Ohio 45249. Stockholders who want to nominate directors for election at Vantiv's next annual meeting of stockholders must follow the procedures described in the Company's Bylaws, which are available on our website at www.vantiv.com in the Corporate Governance section of our Investor Relations webpage.

        The Governance Committee is responsible for reviewing with the Board from time to time the appropriate experience, qualifications, attributes and skills required of Board members in the context of the Company's needs and the existing make-up of the Board and developing and recommending to the Board criteria for identifying and evaluating candidates for the Board. These criteria may include, among other things, an individual's business experience, qualifications, attributes and skills such as relevant industry knowledge; specific experience with technology, accounting, finance, leadership, operations, strategic planning, and international markets; independence; judgment; integrity; the ability to commit sufficient time and attention to the activities of the Board; diversity of occupational and personal backgrounds on the Board; and the absence of potential conflicts with the Company's interests.

        Occasionally the Governance Committee may engage outside search firms to assist it in identifying and contacting qualified director candidates. During 2012, Heidrick & Struggles was engaged to identify additional candidates for service on the Board following our initial public offering. Messrs. Adrean, Lauer and Ryan and Ms. Beer were each identified through the search conducted by Heidrick & Struggles.

        The directors nominated by the Board of Directors for election at the 2013 Annual Meeting were recommended by the Governance Committee.

Contacting the Board of Directors, the Chairman and Other Independent Directors

        Stockholders or interested parties wishing to communicate directly with Vantiv's Board of Directors, any individual director, the Chairman of the Board, or any non-management or independent directors as a group may do so by writing to them care of Vantiv's Chief Legal Officer and Secretary at 8500 Governors Hill Drive, Symmes Township, Ohio 45249. The Chief Legal Officer and Secretary will forward appropriate communications. Any concerns reported related to accounting, internal accounting controls or auditing matters will be promptly brought to the attention of the Chair of the Audit Committee as appropriate. For more information on how to contact Vantiv's Board, please visit the Corporate Governance section of our Investor Relations webpage at www.vantiv.com.

Board Leadership and Role in Risk Oversight

        We believe that our Board and committee structure provides strong overall management of the Company. While our Governance Guidelines do not require that our Chairman and Chief Executive Officer positions be separate, our Board believes that having separate positions and having a separate, independent Chairman is the appropriate leadership structure for us at this time.

        Our Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees. These committees then provide reports to the full Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment, and management of critical risks and management's risk mitigation strategies. These areas of focus include strategic, operational, financial and reporting, succession and compensation, compliance, and other risks. Our Board and its committees oversee risks associated with their respective areas of responsibility, as summarized below. Each committee meets in executive session with key management personnel and representatives of outside advisors as required or requested.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with our business strategy, policy matters, significant litigation and regulatory exposures, and other current matters that may present material risk to our financial performance, operations, infrastructure, plans, prospects or reputation, acquisitions and divestitures.
Audit Committee
Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, credit and liquidity matters, our programs and policies relating to legal compliance and strategy, and our operational infrastructure, particularly reliability and business continuity.
Nominating & Corporate Governance Committee	Risks and exposures associated with director and management succession planning, corporate governance and overall Board effectiveness.
Compensation Committee	Risks and exposures associated with leadership assessment, executive compensation programs and arrangements, including overall incentive and equity plans.

Director Compensation

        Prior to our initial public offering in March 2012, directors of the Company had not received compensation for their service as a director. Following our initial public offering, our directors (other than Mr. Drucker, our President and Chief Executive Officer) receive:

  •
  an annual cash retainer of $80,000 paid quarterly in arrears;

  •
  an additional retainer of $20,000 for the Audit Committee chair, $15,000 for the Compensation Committee chair and $12,500 for the Nominating and Corporate Governance Committee chair; and

  •
  an annual equity grant of $120,000 of value-denominated, full-value restricted stock units, which will vest on the earlier of one year from the date of the grant or the next annual stockholder meeting and will be settled in shares of stock following the termination of the director's service.

        In lieu of the annual cash retainer of $80,000 and the annual grant of $120,000 of restricted stock units, Mr. Stiefler, the Chairman of the Board of Directors, receives an annual cash retainer of $120,000 and an annual equity grant of $180,000 in restricted stock units. Directors are also entitled to receive an incremental fee of $1,000 for each meeting attended beyond ten Board of Director meetings per year or twenty committee meetings per year, and reimbursement of travel expenses, to the extent applicable. Each director has the option to receive some or all of his or her cash retainer in equity grants of restricted stock units.

 2012 Director Compensation Table

        The table below sets forth information regarding the compensation paid to our non-employee directors in 2012.

Name(1)	Fees Earned and Paid in Cash ($)		Cash Fees Elected to be Paid in Stock ($)(2)	Stock Awards ($)(3)		All Other Compensation ($)	Total ($)
Jeffrey Stiefler	65,934	(4)	93,626	180,000		—	339,560
Lee Adrean	—		78,022	120,000		—	198,022
Lori Beer(5)	16,087		—	60,000		—	76,087
Greg Carmichael	62,418		—	120,000		—	182,418
Gary Lauer	72,170		—	120,000		—	192,170
John Maldonado	62,418		—	120,000		—	182,418
David Mussafer	—		62,418	120,000		—	182,418
Christopher Pike	62,418		—	120,000		—	182,418
Daniel Poston(6)	50,110		—	100,000		—	150,110
Thomas Ryan	—		74,121	120,000		—	194,121
Pamela Patsley(7)	56,402		—	120,000	(9)		176,402
Paul Reynolds(8)	—		2,418	120,000	(9)	—	122,418

(1)
During 2012, Mr. Drucker served as President and Chief Executive Officer of the Company, and therefore, as an employee director, did not earn compensation in connection with his service on our Board. Mr. Drucker's compensation as President and Chief Executive Officer is disclosed in the Summary Compensation Table of this proxy statement.

(2)
Represents the dollar amount of restricted stock units received in lieu of the cash retainer. These awards are fully vested at grant and settled in shares of Class A common stock on a one-for-one basis following termination of service as a director. The amounts shown represent both the fair market value and the full fair value at grant.

(3)
Represents the annual equity grant of restricted stock units. These awards vest on March 21, 2013 and are settled in shares of Class A common stock on a one-for-one basis following termination of service as a director. The amounts shown represent both the fair market value and the full fair value at grant. Amounts were prorated for directors Beer and Poston based on the date of their election to the Board.

(4)
Represents director compensation for service on the board of directors of Vantiv Holding, LLC prior to our initial public offering.

(5)
Ms. Beer was elected a director on October 19, 2012 and received a prorated annual equity and cash retainer based on the date of her election to the Board.

(6)
Mr. Poston was elected a director on May 15, 2012 and received a prorated annual equity and cash retainer based on the date of his election to the Board.

(7)
Ms. Patsley resigned from the Board effective October 18, 2012.

(8)
Mr. Reynolds resigned from the Board effective May 10, 2012.

(9)
Ms. Patsley and Mr. Reynolds resigned prior to the vesting date of the annual equity retainer and therefore forfeited this award.

 Director Stock Ownership Guidelines

        The Board of Directors has adopted stock ownership and retention guidelines for directors of the Company. The guidelines encourage each non-employee director to acquire and hold a number of shares of Vantiv common stock equal in value to at least five times the amount of his or her annual cash retainer, exclusive of committee chair retainer fees. Until the applicable ownership guideline is achieved, directors are required to retain 100% of all equity awarded under the Company's director compensation program.

        For these purposes, ownership includes shares owned outright by the non-employee director, shares acquired upon the exercise of stock appreciation rights, options or other equity awards, and vested restricted stock units, including shares underlying vested RSU awards for which settlement has been deferred until termination of service as a director. Because directors must retain 100% of all equity awarded under the Company's director compensation program until they achieve the specified guideline, there is no minimum time period required to achieve the guidelines. Each director is in compliance with the guidelines.

EXECUTIVE OFFICERS

        The executive officers of the Company and their ages and titles are set forth below. Business experience for at least the past five years and other information is provided in accordance with SEC rules.

        Charles D. Drucker (49) is our Chief Executive Officer, a position he has held since June 2009, and our President, a position he has held since June 2004. Mr. Drucker has been a Director of Vantiv, Inc. since November 2011 and was a Director of Vantiv Holding from June 2009 to March 2012. He was also Executive Vice President of Fifth Third Bancorp from June 2005 to June 2009.

        Mark L. Heimbouch (48) is our Chief Financial Officer, a position he has held since December 2009. Prior to joining us, Mr. Heimbouch was Chief Financial Officer of Trow Global Holdings Inc., now known as exp Global Inc., an engineering services firm, since November 2008. Prior to that position, Mr. Heimbouch was Senior Executive Vice President and Chief Operating Officer of Jackson Hewitt Tax Service Inc., an income tax preparation company, from October 2007 to November 2008 where he was responsible for overseeing and managing information technology, customer support and operations for the company. Mr. Heimbouch served as the Executive Vice President, Chief Financial Officer and Treasurer at Jackson Hewitt from June 2005 to October 2007.

        Donald Boeding (47) is our President of Merchant Services, a position he has held since January 2010. Prior to this position, Mr. Boeding was our Senior Vice President from September 2004 to December 2009.

        Royal Cole (51) is our President of Financial Institutions Services, a position he has held since March 2010. Prior to joining us, Mr. Cole was the Executive Vice President and General Manager, Global Payment Services, at The Western Union Company, a financial services company, from December 2005 to July 2009, where he oversaw day-to-day operations and was responsible for strategic development of the Global Payment Services Group.

        Nelson F. Greene (49) is our Chief Legal Officer and Secretary, a position he has held since July 2010. Prior to joining us, Mr. Greene was the Deputy General Counsel and Assistant Secretary from April 2010 to July 2010, the Vice President, Interim General Counsel and Secretary from July 2009 to April 2010 and was the Vice President, Deputy General Counsel and Assistant Secretary from 2007 to July 2009 of NCR Corporation, a global technology and services company, where he managed the company's corporate governance activities and the worldwide legal department. Mr. Greene joined NCR in 1992.

        Carlos Lima (51) is our Chief Operating Officer, a position he has held since June 2012. Prior to joining us, Mr. Lima was Chief Information Officer and Co-Chief Operating Officer for Barclaycard in London, England since August 2010. From 2008 until 2010, Mr. Lima was Chief Operating Officer—Cards, Retail

and Corporate Banking for Barclays Bank PLC in Lisbon, Portugal. Prior to that position, Mr. Lima held various senior global and regional IT positions at Citigroup and American Express.

        Paulette Sasso (57) is our Interim Chief Human Capital Officer, a position she has held since July 2012. She joined Vantiv as Senior Vice President of Talent Acquisition in March 2011. Ms. Sasso had been a consultant to Vantiv since September 2009. Prior to joining us, Ms. Sasso worked for First Data Corporation where she was Senior Vice President, Human Resources—Corporate from 2005 to 2007, Senior Vice President, Human Resources—Enterprise Payments from 2003 to 2005 and Senior Vice President, Human Resources—Merchant Services from 1995 to 2003. Before joining First Data Corporation, Ms. Sasso was Senior Vice President, Human Resources at Card Establishment Services, a merchant credit card processing services company that was owned by the venture capital firm Welsh, Carson, Anderson and Stowe, and Vice President, Human Resources at CitiCorp.

        William Weingart (54) is our Chief Product Officer, a position he has held since April 2010. Prior to this position, Mr. Weingart was the Chief Technology Officer, Merchant Services Division, at First Data Corporation from May 1983 to October 2009, where he oversaw and managed information technology services for the Merchant Services Division.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

        The following table shows information regarding the beneficial ownership of our Class A common stock as of the Record Date by:

  •
  each person or group who is known by us to own beneficially more than 5% of our common stock;

  •
  each director and nominee for director and each of our named executive officers; and

  •
  all directors and executive officers as a group.

        Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our Class A common stock shown as beneficially owned by them. Applicable percentage of beneficial ownership is based on 142,308,702 shares of Class A common stock outstanding on the Record Date. Shares of Class A common stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this proxy statement are deemed to be outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Unless otherwise indicated, the address for each holder listed below is c/o Vantiv, Inc., 8500 Governors Hill Drive, Symmes Township, Ohio 45249.

        Although Fifth Third Bank does not own any shares of our Class A common stock, the following table gives effect to the ability of Fifth Third Bank to exchange Class B units of Vantiv Holding into 18.5% of our Class A common stock, the maximum amount of Class A common stock that Fifth Third Bank is permitted to own and the maximum amount of the aggregate voting power that Fifth Third Bank is permitted to exercise (other than in connection with a stockholder vote in connection with a change of control). If Fifth Third Bank acquires any shares of our Class A common stock, the percentage of voting power of the Class B common stock its owns will be correspondingly reduced. In addition to the Class B units of Vantiv Holding that Fifth Third Bank holds, Fifth Third Bank holds a warrant (the "Warrant") to purchase 20,378,027 Class C non-voting units of Vantiv Holding at an exercise price of approximately $15.98 per unit, subject to customary anti-dilution adjustments. Fifth Third Bank has the right, pursuant to and subject to the terms of the Exchange Agreement, from time to time to exchange its Class B units or Class C non-voting units in Vantiv Holding for shares of our Class A common stock on a one-for-one basis, up to a maximum at any time of 18.5% of all our Class A common stock, or, at our option, for cash. Upon such exchange for Class A common stock, an equivalent number of shares of our Class B common stock will be cancelled.

	Class A Common Stock
Name of Beneficial Owner	Shares Beneficially Owned	Percent
5% Stockholders:
Funds managed by Advent International Corporation(1)	73,099,541	51.37%
Fifth Third Bancorp(2)	32,303,202	18.5%
T. Rowe Price Associates, Inc.(3)	8,205,291	5.77%
Wellington Management Company, LLP(4)	9,170,305	6.44%
Named Executive Officers:
Charles D. Drucker	1,837,137	1.29%
Mark L. Heimbouch	525,616	*
Carlos Lima	0	*
Royal Cole	285,986	*
Donald Boeding(5)	348,461	*
Directors and Director Nominees:
Jeffrey Stiefler(6)	412,944	*
Lee Adrean(7)	10,669	*
Lori A. Beer(8)	3,053	*
Greg Carmichael(8)(9)	7,058	*
Gary Lauer(8)	7,058	*
John Maldonado(8)(10)	7,058	*
David Mussafer(11)	79,967	*
Christopher Pike(8)(10)	29,577	*
Daniel Poston(8)(9)	4,498	*
Thomas Ryan(12)	70,489	*
Directors and Executive Officers as a group (18 persons)	4,184,201	2.94%

*
Less than 1%

(1)
According to a Schedule 13D/A filing dated August 10, 2012, the direct ownership of Class A common stock consists of 29,589,044 shares held by Advent International GPE VI Limited Partnership, 8,010,604 shares held by GPE VI FT Co-Investment Limited Partnership, 17,289,841 shares held by Advent International GPE VI-A Limited Partnership, 1,497,060 shares held by Advent International GPE VI-B Limited Partnership, 1,524,928 shares held by Advent International GPE VI-C Limited Partnership, 1,215,785 shares held by Advent International GPE VI-D Limited Partnership, 3,682,008 shares held by Advent International GPE VI-E Limited Partnership, 5,567,629 shares held by Advent International GPE VI-F Limited Partnership, 3,508,880 shares held by Advent International GPE VI-G Limited Partnership, 1,083,665 shares held by Advent Partners GPE VI 2008 Limited Partnership, 32,488 shares held by Advent Partners GPE VI 2009 Limited Partnership and 97,609 shares held by Advent Partners GPE VI-A Limited Partnership. Advent International Corporation is the manager of Advent International LLC, which is the general partner of: Advent Partners GPE VI 2008 Limited Partnership; Advent Partners GPE VI 2009 Limited Partnership; Advent Partners GPE VI-A Limited Partnership; GPE VI FT Co-Investment GP Limited Partnership; GPE VI GP Limited Partnership and GPE VI GP (Delaware) Limited Partnership. GPE VI FT Co-Investment GP Limited Partnership is the general partner of GPE VI FT Co-Investment Limited Partnership. GPE VI GP Limited Partnership is the general partner of: Advent International GPE VI Limited Partnership; Advent International GPE VI-A Limited

  Partnership; Advent International GPE VI-B Limited Partnership; Advent International GPE VI-F Limited Partnership; and Advent International GPE VI-G Limited Partnership. GPE VI GP (Delaware) Limited Partnership is the general partner of: Advent International GPE VI-C Limited Partnership; Advent International GPE VI-D Limited Partnership; and Advent International GPE VI-E Limited Partnership. Advent International Corporation exercises voting and investment power over the shares held by each of these entities and may be deemed to have beneficial ownership of these shares. With respect to the shares of our common stock held by funds managed by Advent International Corporation, a group of individuals currently composed of Richard Kane, David M. Mussafer and Steven M. Tadler, none of whom have individual voting or investment power, exercise voting and investment power over the shares beneficially owned by Advent International Corporation. Each of Mr. Kane, Mr. Mussafer and Mr. Tadler disclaims beneficial ownership of the shares held by funds managed by Advent International Corporation, except to the extent of their respective pecuniary interest therein. The address of Advent International Corporation and each of the funds listed above is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

(2)
Fifth Third Bank, a wholly owned indirect subsidiary of Fifth Third Bancorp, holds 70,219,136 Class B units of Vantiv Holding and 70,219,136 shares of our Class B common stock. Fifth Third Bank does not own any shares of our Class A common stock and is prohibited by the Exchange Agreement from owning more than 18.5% of our Class A common stock at any time. The Class B common stock provides Fifth Third Bank with up to 18.5% of the aggregate voting power of our common stock (other than in connection with a stockholder vote with respect to a change of control, in which event the Class B common stock will provide Fifth Third Bank with the full number of votes equal to the number of shares of Class B common stock it owns) but has no economic rights. Fifth Third Bank will have the right to exchange its Class B units of Vantiv Holding for shares of Class A common stock on a one-for-one basis or, at our option, for cash. Upon such exchange for Class A common stock, an equivalent number of shares of Class B common stock will be cancelled. Excludes the Warrant held by Fifth Third Bank to purchase Class C non-voting units of Vantiv Holding, which may be exchanged for 20,378,027 shares of Class A common stock on a one-for-one basis or, at our option, for cash. The address of Fifth Third Bancorp and Fifth Third Bank is 38 Fountain Square Plaza, Cincinnati, Ohio 45263.

(3)
According to a Schedule 13G filed by T. Rowe Price Associates, Inc. ("T. Rowe Price") on February 13, 2013, reporting beneficial ownership of the Company's stock as of December 31, 2012, T. Rowe Price has sole voting power with respect to 1,538,000 shares and sole power to dispose of or direct the disposition of 8,205,291 shares. These securities are owned by various individual and institutional investors for which T. Rowe Price serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price is deemed to be a beneficial owner of such securities; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities. The Address of T. Rowe Price is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)
According to a Schedule 13G filed by Wellington Management Company, LLP ("Wellington Management") on February 14, 2013, reporting beneficial ownership of the Company's stock as of December 31, 2012, Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 9,170,305 shares of the Company which are held of record by clients of Wellington Management. Wellington Management holds shared voting power of 7,786,380 shares and shared power to dispose of or direct the disposition of 9,170,305 shares. The address of Wellington Management is 280 Congress Street, Boston, Massachusetts 02210.

(5)
Includes 13,328 shares held by the Donald R. Boeding Retained Annuity Trust dated March 20, 2012.

(6)
Includes 14,922 restricted stock units, of which 4,334 are vested and 10,588 will vest on March 21, 2013, which will be settled in shares of Class A common stock on a one-for-one basis following the termination of service as a director. Also includes 57,285 shares held by the Stiefler Trust UTD 5/31/07.

(7)
Includes 10,669 restricted stock units, of which 3,611 are vested and 7,058 will vest on March 21, 2013, which will be settled in shares of Class A common stock on a one-for-one basis following the termination of service as a director.

(8)
These are restricted stock units which will vest on March 21, 2013 and will be settled in shares of Class A common stock on a one-for-one basis following the termination of service as a director.

(9)
Mr. Carmichael and Mr. Poston are executive officers of Fifth Third Bank and serve on the Vantiv, Inc. board of directors pursuant to the rights related to the Class B common stock held by Fifth Third Bank. Neither of them has the power to dispose or vote any of the Vantiv securities held by the Fifth Third investors. The address of each of Messrs. Carmichael and Poston is c/o Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263.

(10)
Mr. Maldonado and Mr. Pike are Managing Directors at Advent International Corporation and may be deemed to beneficially own the shares held by the Advent funds. Each of Messrs. Maldonado and Pike disclaims beneficial ownership of the shares of Class A common stock held by the funds managed by Advent International Corporation, except to the extent of his pecuniary interest therein. The address of each of Messrs. Maldonado and Pike is c/o Advent International Corporation, 75 State Street, Boston, Massachusetts 02109.

(11)
Includes 9,947 restricted stock units, of which 2,889 are vested and 7,058 will vest on March 21, 2013, which will be settled in shares of Class A common stock on a one-for-one basis following the termination of service as a director. Mr. Mussafer is a member of a group of persons who exercise voting and investment power over the shares of Class A common stock beneficially owned by the funds managed by Advent International Corporation and may be deemed to beneficially own the shares held by the Advent funds. Mr. Mussafer disclaims beneficial ownership of the shares of Class A common stock held by the funds managed by Advent International Corporation, except to the extent of his pecuniary interest therein. Mr. Mussafer's address is c/o Advent International Corporation, 75 State Street, Boston, Massachusetts 02109.

(12)
Includes 10,489 restricted stock units, of which 3,431 are vested and 7,058 will vest on March 21, 2013, which will be settled in shares of Class A common stock on a one-for-one basis following the termination of service as a director.

 COMPENSATION DISCUSSION AND ANALYSIS

        This section explains the objectives and design of our executive compensation program and provides qualitative information regarding the compensation earned by our named executive officers during 2012. For 2012, our named executive officers were:

  •
  Charles Drucker, President and Chief Executive Officer

  •
  Mark Heimbouch, Chief Financial Officer

  •
  Carlos Lima, Chief Operating Officer

  •
  Royal Cole, President, Financial Institution Services

  •
  Donald Boeding, President, Merchant Services

Executive Summary

        We became a stand-alone company in June 2009 and completed our initial public offering and New York Stock Exchange listing in March of 2012. In connection with our IPO, our Compensation Committee engaged an independent compensation consultant and, in consultation with the consultant, undertook a holistic review of our executive compensation framework to ensure that it is performance-based, supportive of our financial and strategic objectives, market competitive, and appropriately aligned with evolving corporate governance best practices.

  Overview of 2012 Financial Performance and Strategic Accomplishments

  •
  increased revenue by 15% to $1,863.2 million in 2012

  •
  increased net revenue by 18% to $1,022.6 million in 2012

  •
  increased net income attributable to Vantiv, Inc. by 59% to $57.6 million for 2012

  •
  increased cash net income by 41% in 2012 to $260.0 million*

  •
  successfully completed our initial public offering and first year as a public company

  •
  successfully completed key acquisition in ecommerce space

  Compensation and Governance Practices

  •
  Stock Ownership and Retention Guidelines.  We have stock ownership and retention guidelines for our executive officers, including the named executive officers. Each of the named executive officers is in compliance with the guidelines.

  •
  No Hedging or Pledging.  We have a policy prohibiting all employees, including the named executive officers and members of our Board, from engaging in any hedging transactions with respect to equity securities of the Company held by them, which includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of such equity securities. We also have a policy prohibiting our Section 16 officers and members of the Board from pledging, or using as collateral, the Company's securities in order to secure personal loans or other obligations, which includes holding shares of our common stock in a margin account. Any exceptions must be

*
See discussion of cash net income on page 30. For additional information and a reconciliation of cash net income to the nearest comparable GAAP measure, see pages 52-53 in our Annual Report on Form 10-K for the year ended December 31, 2012, which can be found on our website at http://investors.vantiv.com.

    pre-approved by the Company's legal department. To date, no such exceptions have been requested or made.

  •
  At-will employment.  Our executive officers, including the named executive officers, are employed "at will." Consistent with our approach of rewarding performance, employment is not guaranteed, and either the Company or the named executive officer may terminate the employment relationship at any time. In connection with our initial public offering, we also entered into a standardized severance policy covering executive officers, as described further below. We do not maintain arrangements that would provide any tax gross ups to executive officers in connection change of control transactions or other separations from service.

  •
  Equity Grant Practices.  Our equity grant practices ensure all grants are made on fixed grant dates and at exercise prices or grant prices equal to the "Fair Market Value" of our common stock on such dates. In addition, our equity plan prohibits the repricing or replacement of outstanding stock options.

  •
  Independent Compensation Consultant.  The Compensation Committee's independent compensation consultant, Frederic W. Cook & Co., Inc., is retained directly by the committee and performs no other consulting or other services for us.

Compensation Philosophy and Objectives

        The following are the principal objectives of our executive compensation program:

  •
  attract, retain and reward employees who drive our performance and help us achieve our annual and long-term financial and strategic objectives;

  •
  motivate our executive officers to consistently deliver outstanding performance;

  •
  link compensation to the achievement of specific financial and strategic objectives to create and maintain stockholder value;

  •
  create a culture of ownership among our executives to align their interests with the interests of our stockholders; and

  •
  maintain competitive and fair compensation.

        To meet these objectives, our executive compensation program balances short-term and long-term financial performance and strategic goals and combines fixed compensation with compensation that is "at risk" and tied to our performance relative to our financial and strategic goals and changes in stockholder value.

Principal Components of 2012 Compensation

        In 2012, the principal components of our executive compensation program consisted of:

  •
  base salaries, which reflect the fixed component of executive officer compensation; and

  •
  annual cash incentives under our Variable Compensation Plan, or VC Plan, which are based on the Company's achievement of pre-established financial and strategic objectives and individual contributions to that performance.

        Prior to our initial public offering in March 2012, the equity component of our executive compensation program consisted of phantom equity units. These units were granted at the time of hire and converted to shares of Class A common stock upon the consummation of our initial public offering, the majority of which remains subject to continued service-based vesting conditions. There were no new equity grants made in 2012 to our executive officers, other than one new-hire award of restricted stock units.

        Each of these components is discussed in more detail below, and we believe that each component serves an important function in achieving the objectives of our executive compensation program. In determining the relevant amounts of each of these components, the Compensation Committee historically considered the objectives and principles discussed above and the additional factors discussed below. Prior to our IPO, we did not maintain formal policies or guidelines for allocating compensation and the Compensation Committee had not affirmatively set out in any given year, or with respect to any given new executive officer, to apportion compensation in any specific ratio between cash and equity, or between long-term and short-term compensation. Rather, total compensation was weighted more heavily toward either cash or equity, or short-term or long-term compensation, as a result of the factors described in this discussion. Prior to the IPO, the committee's collective judgment and subjective analysis of these objectives, principles and factors had been the most important factor in setting compensation.

        Base Salaries.    Base salaries reflect the fixed component of the compensation for an executive officer's ongoing contribution to the operating performance of his or her area of responsibility. We strive to pay a base salary for each position that is competitive within our industry to attract and retain top-level talent in a highly competitive market. In determining base salary, the Compensation Committee considers a variety of factors, including performance, seniority, experience, responsibilities, length of service, our ability to replace the individual, other components of such executive officer's compensation, base salaries of our other executive officers and the base salaries that our competitors and peers pay to their executive officers in comparable positions. No particular weight is assigned to each factor. The compensation committee evaluates and sets the base salaries of our executive officers on an annual basis following annual performance reviews, as well as upon a promotion or other change in responsibility. Information with respect to 2012 base salaries is set forth below under the caption "2012 Compensation Determinations—Base Salary."

        Variable Compensation (VC) Plan Compensation.    The VC Plan is an annual cash bonus plan designed to align each executive officer's efforts with our annual financial and strategic objectives, as approved by the Compensation Committee in the beginning of the year, and to reward our executive officers based on our performance relative to those objectives and his or her contribution to that performance. Each participant's annual bonus target opportunity is expressed as a percentage of his or her base salary. Actual bonus payouts under the VC Plan, if any, are dependent on achievement of minimum, company-wide performance goals. If such threshold performance goals are attained, bonuses are awarded to participants, including the executive officers, based on the overall level of funding, adjusted by the committee for each individual participant to reflect their personal performance for the year versus predetermined objectives. The plan is administered such that the sum total of adjustments for all participants in the plan yields a zero-sum outcome relative to the funded VC Plan pool, meaning that upward adjustments for one or more participants must be offset by downward adjustments for others.

        Equity Compensation.    Prior to our initial public offering, the equity component of our executive compensation program consisted solely of phantom equity units in Vantiv Holding. These units were subject to time- and performance-based vesting conditions, designed to provide a retention and performance incentive to our executive officers and to closely align their interests with the interests of our stockholders. These units converted to shares of Class A common stock upon consummation of our initial public offering in March 2012, the majority of which remain subject to continued service-based vesting conditions. Additional information about the conversion of these units into restricted and unrestricted shares of Class A common stock is set forth below in the "Outstanding Equity Awards at Fiscal Year-End" and "Options Exercised and Stock Vested" tables.

        There were no new equity awards in 2012 to our named executive officers, except for a new-hire award of restricted stock units to Mr. Lima.

Setting Executive Compensation

        Our current compensation program for executive officers reflects our stage of development as a company and has largely been based on individual employment arrangements that were negotiated with each of our executive officers at the time he or she was hired.

        Role of our Compensation Committee.    The Compensation Committee is responsible for overseeing our executive compensation program and setting compensation for our executive officers. Among other things, the Compensation Committee reviews and approves the compensation and benefits for executive officers, the performance goals and results of the VC Plan, and awards under our 2012 Equity Incentive Plan. Additional details regarding the responsibilities and operation of the committee are set forth in its charter, which is available under the Investors section of our website at www.vantiv.com.

        Role of Management.    Our chief executive officer makes recommendations to the compensation committee on the base salary, annual incentive payments, and equity awards for each executive officer (other than himself), based on his assessment of each executive officer's performance during the year and his review of market and compensation data prepared by our compensation consultant. He also makes recommendations about performance metrics for the VC Plan and attends Compensation Committee meetings (except for sessions discussing his compensation).

        Role of Compensation Consultants.    In November 2011, Aon Hewitt, a national compensation consulting firm retained by management, prepared an executive compensation assessment that analyzed the cash and equity compensation of our executive officers and provided market and peer group data to provide context for 2012 compensation decisions. To provide competitive market rates for the Company's executive officers, including the named executive officers, management instructed Aon Hewitt to examine the executive compensation practices of a peer group. The Compensation Committee selected the 2012 peer group, taking into account input from management and Aon Hewitt. The primary criteria used to develop the compensation peer group included companies (or business segments) identified as competitors for talent, companies that fall into similar economic sectors, companies within a size range relevant to ours as measured primarily by annual revenue and companies with a business model that leverages expertise in the same broad services and have readily available data. Although we compared each executive's base salary, VC Plan bonus opportunity and phantom equity holdings to the peer group and market data, we did not target total compensation or individual components to a particular level relative to the market or our peers. We used peer group data only as points of reference and general guidelines to assess the competitiveness of our compensation levels and to assist the Compensation Committee in setting compensation levels. Compensation data for the peer group companies were gathered from public filings and from Aon Hewitt's proprietary compensation databases.

        Our compensation peer group for fiscal 2012 remained the same as 2011 and consisted of the companies listed in the following table:

Alliance Data Systems	Broadridge Financial Solutions	Ceridian
Cybersource	Euronet Worldwide	Fidelity National Information Services
Fiserv	Global Payments	Heartland Payment Systems
iPayment	MasterCard	Moneygram International
Neustar	Paychex	Total System Services
US Bancorp (Total Payment Services)	Verifone Holdings	Visa
	Western Union	Wright Express

        Beginning in the fourth quarter of 2011 and continuing through 2012, the Compensation Committee engaged Frederic W. Cook & Co., Inc. ("FW Cook") as its independent compensation consultant to assist the committee in evaluating our executive compensation program and to make recommendations with respect to appropriate levels and forms of compensation and benefits as we transitioned to becoming a public company, including the following:

  •
  a review of the peer group to confirm its appropriateness for continued use as a publicly traded company;

  •
  an assessment of the components of our executive compensation program and our executives' equity compensation levels relative to peers;

  •
  a review of market and "best" practices with respect to executive employment and severance/change-of-control arrangements;

  •
  assistance with a review of our equity compensation strategy, including the development of our equity plan, award guidelines and an aggregate spending budget;

  •
  a review of considerations and market practices related to short-term cash incentive plans; and

  •
  a review of board of director compensation market practices.

        The objective of this evaluation was to ensure that we remain competitive as a newly public company and that we develop and maintain a compensation framework that is appropriate for a public company. In 2012, the Compensation Committee, with the assistance of FW Cook, also assessed the risks associated with the Company's compensation plans and practices for employees, including a consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies. Following this assessment, the Compensation Committee determined that the risks arising from the Company's compensation plans and practices are not reasonably likely to have a material adverse effect on the Company.

        In accordance with the Compensation Committee's Charter, the committee has the sole authority to determine the compensation for, and to terminate the services of, FW Cook. In accordance with our practices, FW Cook, as an independent compensation consultant, may not provide any other services to the Company without the prior authorization of the committee. In 2012, FW Cook provided no additional services to the Company. In connection with SEC and NYSE rules regarding compensation committee consultant conflicts of interest, we reviewed the independence of FW Cook according to the six required factors and have determined that FW Cook's work raises no conflicts of interest.

Changes to the Executive Compensation Program for 2013

        The Compensation Committee, taking into account input from management and FW Cook, has approved the following changes for 2013:

  •
  VC Plan for 2013.  Net revenue, a key operating and performance metric for the company, was added as a third performance measure to the VC Plan for 2013.

  •
  Equity-based long-term incentive program.  In connection with our initial public offering, the Compensation Committee, with the assistance of FW Cook, reviewed the equity award holdings of our executive officers and concurred with management's recommendation that the current equity award holdings of our executive officers, taking into consideration the vesting conditions and the value of such awards, appropriately met our retention and incentive goals, and that no additional awards were necessary in 2012.

  •
  In February 2013, the Compensation Committee approved the design of the Company's long-term incentive plan (the "LTIP"). Awards under the LTIP in 2013 will be in the form of performance shares, stock options and restricted stock units granted under the Company's 2012 Equity Incentive Plan. With respect to the chief executive officer, the potential long-term incentive opportunity will be comprised of 50% stock options and 50% performance shares. With respect to other executive officers, including the other named executive officers, the potential long-term incentive opportunity will be comprised of 40% stock options, 40% performance shares and 20% restricted stock units. The stock options and restricted stock units will vest in 25% annual increments beginning on the first anniversary of the date of grant. The performance shares will vest on the third anniversary of the date of grant if, and only to the extent that, certain performance targets are met at the end of the three-year performance period. Based on attainment of at least a threshold level of performance, the actual number of performance shares earned will be 50% for performance at the threshold level, 100% for performance at the target level and 200% for performance at or above the maximum level established. If the threshold performance is not achieved, all of the performance shares will be forfeited. The performance metrics include: 1) the Company's cumulative compound annual growth rate in net revenue over the three-year period beginning January 1, 2013 and ending December 31, 2015, which will determine the vesting of 30% of the performance shares; and 2) the Company's cumulative compound annual growth rate in adjusted cash net income per share over the same three-year period, which will determine the vesting of 70% of the performance shares. Earned performance shares will be settled on a one-for-one basis in shares of the Company's Class A common stock.

  •
  Peer Group.  At the direction of the committee, FW Cook undertook a review of the Company's peer group. Following this review, the committee approved certain adjustments to the Company's peer group. These adjustments included adding two new companies to the peer group, each of a similar size to the Company, removing three private companies, for which proxy compensation data is not available, and removing three companies due to the limited applicability of proxy compensation data for comparative segment positions.

2012 Compensation Determinations

        Base Salary.    Base salaries for our named executive officers were as follows:

Name	2011 Base Salary (effective April 2011)	2012 Base Salary (effective April 2012)	% Change
Charles D. Drucker	$579,000	$750,000	30%
Mark L. Heimbouch	$444,000	$444,000	0.0%
Carlos Lima	—	$400,000	N/A
Royal Cole	$379,000	$379,000	0.0%
Donald Boeding	$279,000	$350,000	25%

        The following decisions were made regarding base salaries for 2012:

  •
  The increase in Mr. Drucker's salary was based on the Compensation Committee's desire to recognize his overall contributions to and responsibility for our financial and strategic objectives, including positioning the Company for an initial public offering. The increase reflects a merit increase, a competitive market adjustment and the termination of previously provided perquisites. The Compensation Committee discussed Mr. Drucker's salary with FW Cook and reviewed the peer group data and executive compensation assessment prepared by Aon Hewitt, but his salary was not set in reference to a specific benchmark.

  •
  No adjustments were made to the base salaries of Messrs. Heimbouch and Cole, as the Compensation Committee determined that their existing base salaries, when taken together with the other elements of their compensation and compared to the external data provided by Aon Hewitt described above, provided sufficient fixed compensation.

  •
  For Mr. Lima, who was hired in June 2012, the Compensation Committee established an initial base salary based on the results of arms-length negotiations between Mr. Lima and the Company, the compensation package that Mr. Lima was forgoing at his then-current employer, the recommendation of our chief executive officer, and amounts the committee believed were necessary, when combined with the equity and incentive compensation components of his new hire package, to hire him.

  •
  The increase in Mr. Boeding's salary reflects both a merit increase and internal parity considerations and was based on the Compensation Committee's desire to recognize his overall contributions to our financial and strategic objectives, particularly with respect to his leadership of our Merchant Services segment, and internal pay parity among our executive officers. The Compensation Committee reviewed the external data provided by Aon Hewitt, but his salary was not set in reference to a specific benchmark. Ultimately, the Compensation Committee made the determination based on its collective experience and judgment, taking into account the advice of our chief executive officer.

        The Compensation Committee did not apply specific formulas in setting 2012 base salaries. In determining base salaries for 2012, the Compensation Committee considered the executive officer's position and responsibilities, tenure with our company, our success in achieving our prior year financial and strategic objectives, the individual's contribution and performance during the prior year, internal pay parity, and market and peer group data. The Compensation Committee also considered the evaluations and recommendations of our chief executive officer (other than with respect to his own compensation). As discussed above, the Compensation Committee does not have a predefined framework that determines which factors may be more or less important, and the emphasis placed on specific factors varied among the named executive officers.

        Variable Compensation (VC) Plan Compensation.    Payouts under the VC Plan for 2012, like in 2011, were contingent on the Company attaining the predetermined performance goals set in the beginning of the year by the Compensation Committee. In 2012, the committee established one financial performance metric, cash net income*, weighted at 80% of plan funding, and one strategic metric, new product and sales channel goals, weighted at 20% of plan funding.

        In addition to setting a target performance goal for each funding metric, the compensation committee also set a performance threshold for each goal, below which the plan would not be funded with respect to such goal, and a maximum performance level for each goal, at or above which the plan would be funded at the maximum funding weight assigned to such goal. For 2012, performance at threshold level with respect to cash net income would result in a funding weight of 40%, performance at target would result in a funding weight of 80% and performance at or above maximum would result in a 128% funding weight. The funding weights assigned to the new product and sales channel goal were 10% for threshold performance, 20% for target performance, and 32% for maximum performance.

        The threshold, target and maximum cash net income performance goals for the VC Plan in 2012 were $225 million, $251 million and $263 million, respectively. New product and sales channel goals relate to strategic initiatives and consist of a pre-established number of new products and sales channel revenue

*
Cash net income is a non-GAAP financial measure. Cash net income is derived from GAAP net income, adjusting for the following items: (a) amortization of intangible assets acquired in business combinations and customer portfolio and related asset acquisitions; (b) non-operating expenses primarily associated with the refinancing of our debt and the termination of our interest rate swaps in March 2012 and May 2011; (c) adjustments to income tax expense assuming conversion of non-controlling interests into shares of Class A common stock; (d) share-based compensation; (e) costs associated with our separation from Fifth Third Bank and acquisition and integration costs incurred in connection with our acquisitions; and (f) tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, including Litle, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements established at the time of our initial public offering.

generated from the sale and distribution of those products. Following completion of the fiscal year, the Compensation Committee analyzes the number of new products brought to market and the revenue generated from those new products, and compares those results to the pre-established threshold, target and maximum performance levels to determine whether, and if so, to what extent, to fund the plan based on that metric. The Compensation Committee retains discretion to adjust the financial and strategic targets and allocations, and pursuant to this authority, the committee made two adjustments in 2012, first by increasing the cash net income target from $239 million to $245 million to reflect a similar adjustment in the Company's business plan approved by the Board, and second by raising the cash net income performance threshold, target and maximum levels by the approximate $6 million tax benefit that was included in the Company's reported results, which related to assets associated with certain tax receivable agreements to which the Company is party.

        We believe that the target performance levels assigned to the financial and strategic goals under the VC Plan can be characterized as challenging but attainable, meaning that based on historical performance this payout level is not assured but is within reasonable reach, while equally providing strong motivation for executives to strive to exceed the performance goals in a way that balances short and long-term stockholder value creation objectives while not motivating excessive risk-taking. The financial and strategic goals of the VC Plan are designed to promote annual growth objectives consistent with our business plan.

        In 2012, the Company's performance relative to the VC Plan goals resulted in total plan funding at 132% of target, with performance on the cash net income goal being $260 million, resulting in actual funding of 116% compared to target funding of 80% and performance on the strategic goal resulting in actual funding of 16% compared to target funding of 20%. Because company performance exceeded the performance threshold, the Compensation Committee approved plan funding and approved payouts to our named executive officers as follows:

Name	2012 Target Bonus (% of Base Salary)	2012 Target Bonus ($)	2012 Payout ($)	2012 Payout (% of Target)
Charles D. Drucker	115%	$862,500	$1,293,750	150%
Mark L. Heimbouch	75%	$333,000	$550,000	165%
Carlos Lima(1)	75%	$300,000	$300,000	100%
Royal Cole	75%	$284,250	$380,000	134%
Donald Boeding	75%	$262,500	$350,000	133%

(1)
Mr. Lima's target annual bonus for 2012 was subject to pro-ration pursuant to his offer letter based on his date of hire. His actual payout, as a percent of his pro-rated target, was 186%.

        The amounts paid to our named executive officers were based on the Company's achievement of the performance goals established for the VC Plan in 2012 and the Compensation Committee's evaluation of each named executive officer's performance during the year, including his contribution to the Company's performance, his performance relative to his individual goals as established by the committee (in the case of the chief executive officer) or by the chief executive officer (in the case of the other named executive officers), and the recommendations of our chief executive officer (except with respect to his own compensation). With regard to the adjustments for individual performance, the sum total of adjustments for all participants in the plan is required to yield a zero-sum outcome relative to the funded VC Plan pool, meaning that upward adjustments for one or more participants must be offset by downward adjustments for others.

        The following briefly outlines the key considerations the Compensation Committee took into account in determining the payout for each of our named executive officers, without giving any specific weight to any individual consideration:

  •
  Charles D. Drucker:  (i) drove year over year growth in key financial and corporate performance metrics, in each case in-line with or exceeding the Company's business plan; (ii) led year over year growth in both the merchant services and financial institutions segments; (iii) successfully completed initial public offering and two secondary offerings, playing leading role in pre- and post-IPO investor presentations and communications; (iv) led successful negotiations and signings of key customers and strategic relationships; (v) brought key new products to the market and grew new product revenue; (vi) identified and successfully completed key acquisition; (vii) introduced business analytics in all key areas of the business; (viii) added key personnel to executive leadership team and to next layer of leadership; and (ix) identified and implemented cost saving initiatives, including debt refinancing in connection with our initial public offering.

  •
  Mark L. Heimbouch:  (i) drove year over year growth in key financial and corporate performance metrics, in each case in-line with or exceeding the Company's business plan; (ii) key role in successfully completing initial public offering and two secondary offerings; (iii) successfully refinanced the Company's debt in connection with our initial public offering, resulting in significant annual savings; (iv) drove successful implementation of in year pricing initiatives; (v) stood up the Company's investor relations function; (vi) developed and implemented key financial models and forecasting tools; and (vii) played critical role in identifying, modeling and successfully completing a key acquisition.

  •
  Carlos Lima:  (i) mobilized and delivered critical programs in key areas of focus; (ii) reduced corporate contingency risk; (iii) led organization design for key functions, including information security, operations, technology and security; and (iv) introduced and implemented a new delivery paradigm and key reengineering initiatives to improve operating efficiency.

  •
  Royal Cole:  (i) drove year over year growth in revenue, transactions, new sales signings, and cross sales revenue; (ii) negotiated and signed key strategic relationships; (iii) implemented the use of analytics to pricing and retention; (iv) increased merchant bank activity; and (v) led key partnering and technology initiatives.

  •
  Donald Boeding:  (i) drove year over year growth in revenue and transactions; (ii) grew new sales signing; (iii) successfully negotiated key agreements and drove renewals with existing national accounts; (iv) successfully converted large national portfolio; (v) developed product distribution strategy and successfully brought new products to market; and (vi) implemented sales force and portfolio management optimization efforts that produced significantly higher results.

        Long-Term Equity-Based Incentive Compensation.    Historically, we made significant equity grants (in the form of phantom equity units in Vantiv Holding) to our executive officers at the time of his or her hiring. These awards, pursuant to their terms, converted in our initial public offering to restricted and unrestricted shares of Class A common stock issued under our 2012 Equity Incentive Plan. Accordingly, upon the consummation of our initial public offering in March 2012, Messrs. Drucker, Heimbouch, Cole and Boeding received 1,914,532, 611,554, 299,300, and 370,003 shares of Vantiv, Inc. Class A common stock, respectively, with respect to the phantom equity units they held in Vantiv Holding, some of which remains restricted subject to service-based vesting consistent with the terms prescribed by the respective executive's original phantom unit agreement.

        The only new award to a named executive officer in 2012 was a restricted stock unit award with a grant date value of $350,000 to Mr. Lima, who was hired in June 2012. Consistent with Mr. Lima's base salary, the Compensation Committee determined the size of Mr. Lima's award based on the results of arms-length negotiations between Mr. Lima and the Company, the compensation package that Mr. Lima was forgoing at his then-current employer, the recommendation of our chief executive officer, and the amount the committee believed was necessary, when combined with the salary and incentive compensation components of his new hire package, to hire him.

Severance and Change in Control Arrangements

        In connection with our initial public offering, we adopted an executive severance plan. We believe the severance plan is reasonably necessary to hire and retain the executive talent in our market. The terms and estimated amount of benefits provided under this severance plan are described below under "—Employment Agreements and Severance Benefits—Severance Plan" and "—Potential Payments upon Termination or Change in Control." In addition, grants of equity under our 2012 Equity Incentive Plan contain provisions for accelerated vesting of equity in connection with a change in control, as further described under "—Employment Agreements and Severance Benefits—Potential Payments upon Termination or Change in Control." We believe these provisions are reasonable because the possibility of a change in control could cause uncertainty among executive officers and concern over potential loss of equity awards (which has been a significant component of their compensation) and therefore could result in their departure or distraction to the detriment of our company and our stockholders.

Retirement and Other Benefits

        Our executive officers are eligible to participate in our employee benefit plans provided to other employees. These benefits include a 401(k) plan with a company matching contribution, group health insurance and short and long-term disability insurance.

        In addition to the benefits offered to all employees, certain executive officers are provided additional personal benefits, which are deemed to be part of an executive officer's total compensation and treated as taxable income under the applicable tax laws. Additional information about these benefits is included below in the footnote to the "All Other Compensation" column of the 2012 Summary Compensation Table.

Other Matters Relating to Executive Compensation

Stock Ownership Guidelines

        The Board of Directors has established stock ownership guidelines for the Chief Executive Officer and the other executive officers equal to six times annual salary in the case of the Chief Executive Officer and three times annual salary for other executive officers. With certain exceptions, any shares owned by an executive officer (or shares received upon the exercise of options or vesting of restricted stock, less an amount to cover current tax liabilities) must be held by the executive officer until the relevant ownership multiple is reached. The guidelines are effective as of January 1, 2013 and apply to equity awards granted on or after January 1, 2013.

Securities Trading Policy

        Employees of the Company, including executive officers, are prohibited from: (1) engaging in short sales of Company securities; or (2) engaging in transactions in puts, calls or other derivative securities designed to hedge or offset any decrease in the market value of the Company's equity securities, on an exchange or in any other organized market. Executive officers and directors are also prohibited from pledging Company securities, unless pre-approved by the Chief Legal Officer.

Tax and Accounting Considerations

        We recognize a charge to earnings for accounting purposes for equity awards over their requisite service period. In the past, we have not considered the accounting impact as a material factor in determining the equity award amounts for our executive officers. However, as a public company, we expect that the compensation committee will consider the accounting impact of equity awards in addition to considering the impact to dilution and overhang when deciding on amounts and terms of equity awards. With respect to the tax deductibility of compensation, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly held corporation for compensation in excess of $1.0 million paid in any taxable year to its chief executive officer and certain other executive officers unless the compensation qualifies as "performance-based compensation" within the meaning of the Code. Under a special Section 162(m) exception, any compensation paid pursuant to a compensation plan in existence before our initial public offering will generally not be subject to the $1.0 million limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the public offering occurs. As a private company, we did not take the deductibility limit of Section 162(m) into consideration in setting compensation for our executive officers because Section 162(m) did not apply to us. As a public company, we expect that the compensation committee will consider the deductibility of compensation, but will be fully authorized to approve compensation that may not be deductible when it believes that such payments are appropriate to attract and retain executive talent.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Compensation Committee Thomas M. Ryan, Chair Greg Carmichael David Mussafer Jeffrey Stiefler

EXECUTIVE COMPENSATION

2012 Summary Compensation Table

        The following tables provide information about the compensation of our named executive officers for 2012. Our named executive officers are our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for the year ended December 31, 2012 in accordance with SEC rules.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3))	Total ($)
Charles D. Drucker	2012	710,539	1,293,750	—	19,500	2,023,789
Chief Executive Officer and	2011	549,769	702,160	—	202,320	1,454,249
President
Mark L. Heimbouch	2012	444,000	550,000	—	11,250	1,005,250
Chief Financial Officer	2011	444,000	385,000	—	11,025	840,025
Carlos Lima(4)	2012	215,385	300,000	350,000	80,891	946,276
Chief Operating Officer
Royal Cole	2012	379,000	380,000	—	11,250	770,250
President, Financial Institution	2011	379,000	265,000	—	77,375	721,375
Services
Donald Boeding	2012	333,616	350,000	—	67,329	750,945
President, Merchant Services	2011	263,620	300,000	—	66,995	630,615

(1)
Reflects the amounts earned under the VC Plan in 2012 and 2011, as determined by the compensation committee, which were paid in February 2013 and February 2012, respectively. For Mr. Drucker, the amount reported for 2011 includes a one-time award of $100,000 in connection with his efforts to complete the Company's separation from Fifth Third Bank and to position the Company for its initial public offering.

(2)
In accordance with SEC rules, this column reflects the aggregate grant date fair value of restricted stock units granted in 2012 under our 2012 Equity Incentive Plan, calculated in accordance with FASB ASC Topic 718. In 2012, Mr. Lima was the only named executive officer to receive a restricted stock unit grant. Mr. Lima's grant vests over four years, with half of the restricted units vesting on the second anniversary of the grant date and the balance vesting in equal installments on the third and fourth anniversaries of the grant date, subject to Mr. Lima's continued service through each vesting date.

(3)
The following table contains a breakdown of the compensation and benefits included under All Other Compensation in the Summary Compensation Table above for 2012.

Name	401(k) Match ($)	Relocation Expenses ($)(a)	Tax Assistance ($)(a)	Housing Allowance ($)(b)	FTPS Transition Deferred Compensation Plan ($)(c)
Charles D. Drucker	11,250	—	—	8,250	—
Mark L. Heimbouch	11,025	—	—	—	—
Carlos Lima	—	49,298	31,593	—	—
Royal Cole	11,250	—	—	—	—
Donald Boeding	10,695	—	—	—	56,634

(a)
This column includes moving and related expenses for relocation to the Cincinnati area and a related tax reimbursement from the Company.

(b)
This column includes rent and related expenses for temporary housing near our corporate headquarters. Effective March 2012, the Compensation Committee ceased providing this benefit.

(c)
This column consists of amounts paid out during the year pursuant to the FTPS Transition Deferred Compensation Plan. Balances in the plan are paid out in equal annual installments over a five year period. The first payment under the plan was made in May 2010. Participants in the plan must be employed on each payout date to receive payment.
(4)
Mr. Lima joined the Company in June 2012 and the amount reported for salary is pro-rated to reflect his start date.

Grants of Plan-Based Awards in 2012

        The following table shows all plan-based awards granted to the named executive officers during the year ended December 31, 2012.

Name	Grant Date	Date of Committee Action	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)
Charles D. Drucker	—	—	—	—
Mark L. Heimbouch	—	—	—	—
Carlos Lima	7/2/2012	6/15/12	14,761	350,000
Royal Cole	—	—	—	—
Donald Boeding	—	—	—	—

(1)
Restricted stock unit award under the 2012 Equity Incentive Plan that vests over four years, with 50% of the award vesting on the second anniversary of the grant date and the balance vesting in equal installments on the third and fourth anniversaries of the grant date, subject to continued service through each vesting date.

 Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers at December 31, 2012.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Charles D. Drucker	1,433,467	29,271,396
Mark L. Heimbouch	439,561	8,975,836
Carlos Lima	14,761	301,420
Royal Cole	211,003	4,308,681
Donald Boeding	239,415	4,888,854

(1)
The shares of restricted stock (restricted stock units in the case of Mr. Lima) listed above vest as follows:

Name	Number of Shares or Units	Scheduled Vesting Date
Charles D. Drucker	402,378	03/21/13
	45,267	03/30/13
	45,267	06/30/13
	45,267	09/30/13
	45,267	12/30/13
	402,377	03/21/14
	45,267	03/30/14
	402,377	03/21/15
Mark L. Heimbouch	20,101	03/09/13
	92,919	03/21/13
	20,101	06/09/13
	20,101	09/09/13
	20,101	12/09/13
	20,101	03/09/14
	92,917	03/21/14
	20,101	06/09/14
	20,101	09/09/14
	20,101	12/09/14
	92,917	03/21/15
Carlos Lima	7,381	07/02/14
	3,690	07/02/15
	3,690	07/02/16
Royal Cole	11,105	03/08/13
	37,020	03/21/13
	11,105	06/08/13
	11,105	09/08/13
	11,105	12/08/13
	11,105	03/08/14
	37,019	03/21/14
	11,105	06/08/14
	11,105	09/08/14
	11,105	12/08/14
	11,105	03/08/15
	37,019	03/21/15

Name	Number of Shares or Units	Scheduled Vesting Date
Donald Boeding	14,083	01/31/13
	46,946	03/21/13
	14,083	04/30/13
	14,083	07/31/13
	14,083	10/31/13
	14,083	01/31/14
	46,944	03/21/14
	14,083	04/30/14
	14,083	07/31/14
	46,944	03/21/15
  (2)
  The market value of these awards are calculated by multiplying the number of shares covered by the award by $20.42, the closing price of Vantiv stock on the NYSE on December 31, 2012.

Option Exercises and Stock Vested

        The table below shows the number of shares of Class A common stock acquired during 2012 upon vesting of restricted stock awards, in each case before payment of applicable withholding taxes. There were no stock option exercises during 2012.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Charles D. Drucker	679,017	12,324,164
Mark L. Heimbouch	241,219	4,406,073
Carlos Lima	—	—
Royal Cole	122,170	2,245,622
Donald Boeding	183,087	3,313,325

No Pension Benefits

        In the year ended December 31, 2012, our named executive officers received no pension benefits and had no accumulated pension benefits.

No Nonqualified Deferred Compensation

        In the year ended December 31, 2012, our named executive officers received no nonqualified deferred compensation and had no deferred compensation balances.

Employment Agreements and Severance Benefits

        In connection with our initial public offering, we entered into new offer letters with each of our executive officers, including the named executive officers, and we entered into an offer letter with Mr. Lima at the time of his hiring. Pursuant to these offer letters, each named executive officer is entitled to an annual base salary and a bonus opportunity with a target amount as described in "—Compensation Discussion and Analysis—2012 Compensation Determinations." In addition, pursuant to the offer letters, each named executive officer is eligible to receive awards under our 2012 Equity Incentive Plan and to participate in the Vantiv, LLC Executive Severance Plan, or the Severance Plan (as described below).

        Except for Mr. Lima, each named executive officer had received a grant of phantom equity units under their prior employment agreements and offer letters. The new offer letters did not amend any terms of the executives' outstanding awards and each of our named executive officers (other than Mr. Lima) received restricted stock under the 2012 Equity Incentive Plan with respect to the phantom units they held in Vantiv Holding, which provide for accelerated vesting as further described under "—Potential Payments upon Termination or Change in Control."

Severance Plan

        We adopted the Severance Plan in connection with our initial public offering. Pursuant to the Severance Plan, our chief executive officer, executive officers (including our named executive officers) and senior officers are eligible to receive severance payments upon termination without cause or resignation for good reason, subject to signing a release of claims and compliance with continuing obligations of confidentiality and non-disparagement, and continuing obligations of non-competition, non-solicitation and no-hire for one year after termination.

        Upon involuntary termination of Mr. Drucker without cause or his resignation for good reason (each as defined below), Mr. Drucker would be entitled to (a) 18 months of base salary, (b) a lump sum equal to the amount of annual bonus he would have been entitled to receive within the fiscal year in which he is terminated and (c) the premium cost of coverage under medical and dental plans for 24 months at the same rate we contribute to premium cost for active executives. If we terminate Mr. Drucker's employment without cause or he terminates his employment with good reason (each as defined below): (i) in the 24 months following a change of control; or (ii) during the six months prior to the change of control if it was at a request of a third party that had taken steps reasonably calculated or intended to effect a change of control or otherwise arose in connection with or in anticipation of a change of control (collectively, the "Change of Control Period"), then Mr. Drucker would be entitled to (a) a lump sum payment equal to 18 months base salary, (b) a lump sum payment equal to his current annual target bonus and (c) the premium cost of coverage under medical and dental plans for 24 months at the same rate we contribute to premium cost for active executives.

        Upon involuntary termination of the employment of a participating executive officer, including the named executive officers other than the chief executive officer, without cause or his or her resignation for good reason (each as defined below), such executive officer would be entitled to (a) a lump sum payment equal to one year's base salary and (b) a lump sum equal to the amount of annual bonus he or she would have been entitled to receive within the fiscal year in which he or she is terminated. If we terminate such executive officer's employment without cause or he or she terminates his or her employment with good reason (each as defined below) during the Change of Control Period, then such named executive officer would be entitled to (a) a lump sum payment equal to one year's base salary and (b) a lump sum equal to his or her current target bonus.

        Upon termination of the employment of a participating senior officer without cause or his or her resignation for good reason (each as defined below), such senior officer would be entitled to (a) a lump sum payment equal to six months' base salary and (b) a lump sum equal to pro-rated portion of the amount of annual bonus he or she would have been entitled to receive within the fiscal year in which he or she is terminated. If we terminate such senior officer's employment without cause or he or she terminated his or her employment with good reason (each as defined below) during the Change of Control Period, then such senior officer would be entitled to (a) a lump sum payment equal to six months' base salary and (b) a lump sum equal to 50% of his or her current target bonus.

        Under the Severance Plan, "cause" generally means that we have determined that any or more than one of the following has occurred: (i) gross negligence or willful misconduct of a material nature in connection with the performance of duties; (ii) indictment or conviction for or has pleaded guilty to a felony; (iii) non-de minimis intentional act of fraud, dishonesty or misappropriation (or attempted appropriation) of our funds or property (including those of any of our affiliates); (iv) we (or any parent or subsidiary) is ordered or directed by a federal or state regulatory agency to terminate or suspend such participant's employment; (v) violation of a non-competition agreement after written notice from the Board of Directors to cease such activity, and the Board of Directors determines activity is materially harmful to us and our affiliates; (vi) breach of any material obligation of the offer letter; (vii) breach of fiduciary duties as officer or director; or (viii) continued failure or refusal after written notice from the Board of Directors to implement or follow the direction of the board of directors or our chief executive officer.

        "Good reason" generally means: (i) material diminution in nature or scope of responsibilities, duties or authorities; (ii) material diminution in base salary or annual bonus potential, other than as part of across-the-board reduction that results in proportional reduction to such participant equal to that of other senior executives; (iii) removal from, or failure to continue in, current position, unless such participant is offered another executive position which is no less favorable than such participant's current position in terms of compensation; (iv) any requirement that the participant take any action or omit to take any action, which if taken or omitted to be taken would require the participant to resign in order to comply with applicable law; or (v) relocation of such executive officer's principal office to a location more than 50 miles from the current office provided the move in office location results in an increase in such executive officer's commute.

Potential Payments upon Termination or Change in Control

        The following table summarizes our named executive officer's potential payments upon the occurrence of certain events pursuant to their respective offer letters, assuming that such events occurred as of December 31, 2012:

	Base Salary ($)	Bonus ($)(3)	Benefits ($)(4)	Total ($)
Charles D. Drucker:
Termination without cause or for good reason(1)	1,125,000	1,293,750	18,957	2,437,707
Termination upon change of control(2)	1,125,000	862,500	18,957	2,006,457
Mark L. Heimbouch:
Termination without cause or for good reason	444,000	550,000	—	994,000
Termination upon change of control(2)	444,000	333,000	—	777,000
Carlos Lima
Termination without cause or for good reason	400,000	300,000	—	700,000
Termination upon change of control(2)	400,000	300,000	—	700,000
Royal Cole:
Termination without cause or for good reason	379,000	380,000	—	759,000
Termination upon change of control(2)	379,000	284,250	—	663,250
Donald Boeding:
Termination without cause or for good reason	350,000	350,000	—	700,000
Termination upon change of control(2)	350,000	262,500	—	612,500

(1)
Represents continued payment of Mr. Drucker's salary for 18 months if he is terminated without cause or he terminates for good reason outside of the Change of Control Period.

(2)
Termination upon change of control refers to termination of an executive officer without cause or he terminates his employment for good reason during the Change of Control Period.

(3)
For termination without cause or for good reason, bonus refers to each executive officer's earned bonus. For termination upon change of control, bonus refers to each executive officer's current target bonus. In each case, without proration.

(4)
For Mr. Drucker, we will continue to pay the premium cost of coverage under medical and dental plans for 24 months, at the same rate we contribute to premium cost for active executives. Each of the other executives is entitled to COBRA benefits.

        In addition, upon consummation of our initial public offering, each of our named executive officers (other than Mr. Lima) received restricted stock under the 2012 Equity Incentive Plan with respect to phantom units they previously held in Vantiv Holding. The restricted stock agreements the named executive officers entered into with the Company in connection with the conversion of the phantom units provide for accelerated vesting of all shares of restricted Class A common stock held by such named executive officer upon a change of control, consistent with the terms prescribed by their phantom unit agreements. Messrs. Drucker, Heimbouch, Cole and Boeding would have received vested stock equivalent to $29.3 million, $9 million, $4.3 million and $4.9 million, respectively, if there was a change of control on December 31, 2012. Pursuant to the terms of Mr. Lima's grant and our 2012 Equity Incentive Plan, any acceleration of vesting of Mr. Lima's award upon or following a change of control would be determined by the Compensation Committee. Furthermore, upon termination without cause or resignation for good reason (as defined in the Severance Plan), Mr. Drucker's restricted stock agreement provides for accelerated vesting of the shares of restricted Class A common stock held by him that would have vested in the 18 months following such termination or resignation. Assuming, the termination without cause or resignation for good reason had occurred as of December 31, 2012, Mr. Drucker would have received vested stock equivalent to $21.1 million.

Non-Competition, Non-Solicitation and Confidentiality

        Each of our executive officers, including our named executive officers, has entered into non-competition, non-solicitation and confidentiality agreements with us. Pursuant to such agreements, each executive officer has agreed not to compete with us for a specified period following such executive officer's date of termination. In addition, each executive officer may not solicit any of our employees during the term of his or her employment or for a specified period thereafter or disclose any confidential information provided by our employment.

2012 Equity Incentive Plan

        In connection with our initial public offering, our board of directors adopted, and our stockholders approved, the Vantiv, Inc. 2012 Equity Incentive Plan. The 2012 Equity Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock and restricted stock units, performance awards and other stock- and cash-based awards. The following summary describes the material terms of the 2012 Equity Incentive Plan but does not include all provisions of the 2012 Equity Incentive Plan. For further information regarding the 2012 Equity Incentive Plan, we refer you to a complete copy of the 2012 Equity Incentive Plan, which we have filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

        Purpose.    The purposes of the 2012 Equity Incentive Plan are to motivate and reward employees and other individuals who are expected to contribute significantly to our success to perform at the highest level and to further our best interests and the best interests of our stockholders.

        Plan Administration.    The 2012 Equity Incentive Plan is administered by our compensation committee. The compensation committee has the authority to, among other things, designate recipients,

determine the types, amounts and terms and conditions of awards, and to take other actions necessary or desirable for the administration of the 2012 Equity Incentive Plan. The compensation committee also has authority to implement certain clawback policies and procedures and may provide for clawbacks as a result of financial restatements in an award agreement. The compensation committee may impose restrictions on any award with respect to non-competition, confidentiality and other restrictive covenants as it deems necessary or appropriate in its sole discretion.

        Authorized Shares.    Subject to adjustment as described in the 2012 Equity Incentive Plan, the maximum number of shares of Class A common stock available for issuance under the 2012 Equity Incentive Plan is 35.5 million shares, provided that no more than 20 million shares may be issued pursuant to incentive stock options. Any shares of Class A common stock underlying awards that are expired, forfeited, or otherwise terminated without the delivery of shares, or are settled in cash, will again be available for issuance under the 2012 Equity Incentive Plan.

        Eligibility.    Awards may be granted to members of our board of directors, as well as employees or consultants of ours or our affiliates. In certain circumstances, we may also grant substitute awards to holders of equity-based awards of a company that we acquire or combine with.

        Types of Awards.    The 2012 Equity Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock and restricted stock units, performance awards and other cash- and stock-based awards determined by the compensation committee.

  •
  Stock options:    An option granted under the 2012 Equity Incentive Plan will enable the holder to purchase a number of shares of our Class A common stock on set terms. Options shall be designated as either a nonqualified stock option or an incentive stock option. An option granted as an incentive stock option shall, to the extent it fails to qualify as an incentive stock option, be treated as a nonqualified option. The exercise price of an option is not permitted to be less than the fair market value of a share of Class A common stock on the date of grant, other than in the case of a substitute award. The compensation committee will determine the vesting, exercise and other terms, although the term of an option will not exceed 10 years from the grant date.

  •
  Stock appreciation rights:    A stock appreciation right is an award that entitles the participant to receive stock or cash upon exercise that is equal to the excess of the value of the Class A common stock subject to the right over the exercise or hurdle price of the right. The exercise or hurdle price is not permitted to be less than the fair market value of a share of Class A common stock on the date of grant, other than in the case of a substitute award. The compensation committee will determine the vesting, exercise and other terms, although the term of a stock appreciation right will not exceed 10 years from the grant date.

  •
  Restricted stock and restricted stock units:    A restricted stock award is an award of Class A common stock subject to transfer and forfeiture restrictions. A restricted stock unit is a contractual right to receive cash, shares or a combination of both based on the value of a share of Class A common stock. The compensation committee will determine the vesting and delivery schedule and other terms of restricted stock and restricted stock unit awards.

  •
  Performance awards:    A performance award is an award, which may be stock- based or cash-based, that will be earned upon achievement or satisfaction of performance conditions specified by the compensation committee.

  •
  Other stock-based awards:    The compensation committee may also grant other awards that are payable in or otherwise based on or related to shares of Class A common stock and determine the terms and conditions of such awards.

        Termination of Employment or Service.    The compensation committee will determine the effect of a termination of employment or service on an award. However, unless otherwise provided, upon a termination of employment or service all unvested options and stock appreciation rights will terminate. Unless otherwise provided, vested options and stock appreciation rights must be exercised within certain limited time periods after the date of termination, depending on the reason for termination; provided, however, that if a participant's employment or service is terminated for cause (as will be defined in the award agreement), all options and stock appreciation rights, whether vested or unvested, will terminate immediately.

        Performance Measures.    The 2012 Equity Incentive Plan provides that grants of performance awards will be made based upon, and subject to achieving, one or more numerous specified performance measures over a performance period of not less than one year established by the compensation committee.

        If the compensation committee intends that a performance award qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code, the award agreement will include a pre-established formula, such that payment, retention or vesting of the award is subject to the achievement of one or more performance measures during a performance period. The performance measures must be specified in the award agreement or by the compensation committee within the first 90 days of the performance period. Performance measures may be established on an absolute or relative basis and may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries or business segments. Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objective and quantifiable indices.

        A performance measure with respect to a performance award intended to qualify as performance-based compensation for purposes of Section 162(m) means one of the following measures with respect to the company: net sales; net revenue; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income or loss (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of share price; market share; gross profits; earnings or loss (including earnings or loss before interest and/or taxes, or earnings before interest, taxes, depreciation and/or amortization, including, in each case, subject to specified adjustments); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; cash margin; year-end cash; debt reduction; shareholder equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; research and development achievements; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the company's equity or debt securities; factoring transactions; sales or licenses of the company's assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); and implementation, completion or attainment of measurable objectives with respect to research, development, commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel.

        With respect to any award intended to qualify as performance-based compensation for purposes of Section 162(m), no participant may be awarded during any calendar year, subject to adjustment as described in the 2012 Equity Incentive Plan, more than the following amounts of awards: (i) options and stock appreciation rights that relate to 1.5 million shares of Class A common stock; (ii) performance awards that relate 700,000 shares of Class A common stock; and (iii) cash-based awards that relate to no more than $5.0 million.

        Transferability.    Awards under the 2012 Equity Incentive Plan generally may not be transferred except through will or by the laws of descent and distribution, unless (for awards other than incentive stock options) otherwise provided by the compensation committee.

        Adjustment of Awards.    Notwithstanding any other provision of the 2012 Equity Incentive Plan, the 2012 Equity Incentive Plan and awards thereunder are subject to adjustment in the event of any corporate event or transaction such as any dividend or other distribution (whether in the form of cash, shares of Class A common stock or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of our Class A common stock or other securities, issuance of warrants or other rights to purchase our shares of Class A common stock or other securities, issuance of shares of Class A common stock pursuant to the anti-dilution provisions of our securities, or other similar corporate transaction or event affecting the shares of Class A common stock. If any such corporate event occurs, the compensation committee will adjust, as equitable, the number and type of shares of Class A common stock or other securities that may be issued under the 2012 Equity Incentive Plan; the number and type of Class A common stock or other securities subject to outstanding awards; the grant, purchase, exercise or hurdle price with respect to any award, or if deemed appropriate, a cash payment to a holder of an outstanding award; and performance measures set forth in any performance award that are based on or derived from the value of a share of Class A common stock.

        Change of Control.    The compensation committee may provide for accelerated vesting of an award upon, or as a result of events following, a change of control (as defined in the 2012 Equity Incentive Plan). This may be done in the award agreement or in connection with the change of control. In the event of a change of control, the compensation committee may also cause an award to be cancelled in exchange for a cash payment to the participant or cause an award to be assumed by a successor corporation.

        No Repricing.    Stockholder approval will be required in order to reduce the exercise or hurdle price of an option or stock appreciation right or to cancel such an award in exchange for a new award when the exercise or hurdle price is below the fair market value of the underlying Class A common stock.

        Amendment and Termination.    The board of directors may amend or terminate the 2012 Equity Incentive Plan. Stockholder approval (if required by law or stock exchange rule) or participant consent (if the action would materially adversely affect the participant's rights) may be required for certain actions. The 2012 Equity Incentive Plan will terminate on the earliest of (i) 10 years from its effective date (unless extended if permitted), (ii) when the maximum number of shares of Class A common stock authorized for issuance pursuant to the 2012 Equity Incentive Plan have been issued and (iii) when the board of directors terminates the 2012 Equity Incentive Plan.

        Effective Date.    The 2012 Equity Incentive Plan became effective on March 21, 2012.

 RELATED PERSON TRANSACTIONS

Policies for Approval of Related Person Transactions

        In connection with our initial public offering, we adopted a written policy relating to the approval of related person transactions. Our Audit Committee reviews and approves or ratifies all relationships and related person transactions between us and (i) our directors, director nominees, executive officers or their immediate family members, (ii) any 5% record or beneficial owner of our common stock or (iii) any immediate family member of any person specified in (i) and (ii) above.

        As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related party transaction, the committee will consider:

  •
  the nature of the related person's interest in the transaction;

  •
  the availability of other sources of comparable products or services;

  •
  the material terms of the transaction; and

  •
  the importance of the transaction to us.

        Only those related person transactions that are determined to be in (or not inconsistent with) our best interests are permitted to be approved.

Related Person Transactions

        Other than compensation arrangements, we describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  any of our directors, executive officers or holders of more than 5% of our common stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

        Compensation arrangements for our directors and named executive officers are described elsewhere in this proxy statement. All of the transactions described below that occurred prior to or in connection with our initial public offering were approved by our Board of Directors.

Reorganization and Offering Transactions

        In connection with our initial public offering in March 2012, we entered into a recapitalization agreement with our stockholders prior to the initial public offering and with the Fifth Third investors pursuant to which the following transactions occurred in the order specified in the recapitalization agreement:

  •
  As provided in the recapitalization agreement: (i) the holders of Vantiv, Inc. common stock prior to the initial public offering received 89,515,617 shares of our Class A common stock in exchange for the shares of common stock held; (ii) we issued 86,005,200 shares of our Class B common stock to the Fifth Third investors; (iii) JPDN contributed all rights, title and interest in its Class A units and Class B units in Vantiv Holding in exchange for 239,672 shares of our Class A common stock; and (iv) upon JPDN's contribution, the Class B units in Vantiv Holding previously held by JPDN automatically converted into Class A units in Vantiv Holding, which in each case gives effect to the stock split described below. See "—Recapitalization Agreement."

  •
  Vantiv, Inc. amended and restated its certificate of incorporation and authorized capital stock consisting of 890,000,000 shares of Class A common stock, 100,000,000 shares of Class B common stock, and 10,000,000 shares of undesignated preferred stock. We conducted a 1.7576 for 1 stock split of our Class A common stock prior to the consummation of the initial public offering. Our amended and restated certificate of incorporation provides Fifth Third Bank with certain consent rights, which will prevent us or our subsidiaries from taking certain actions without Fifth Third Bank's approval. See "—Consent Rights."

  •
  Vantiv Holding's prior Amended and Restated Limited Liability Company Agreement was amended and restated to, among other things, modify its capital structure to effect a 1.7576 for 1 unit split and provide for a sufficient number of Class A units, Class B units and Class C non-voting units of Vantiv Holding, with the Class A units held by Vantiv, Inc., the Class B units held by the Fifth Third investors and the non-voting Class C units issuable upon exercise of the Warrant currently held by Fifth Third Bank. Vantiv, Inc. is the managing member and the majority unitholder of Vantiv Holding, and operates and controls Vantiv Holding, subject to the terms of Fifth Third Bank's consent rights and other provisions set forth in the Amended and Restated Vantiv Holding Limited Liability Company Agreement. We paid Fifth Third Bank a $15.0 million fee related to the modification of its consent rights (specifically with respect to (i) increasing the threshold on when certain actions require Fifth Third Bank's approval, (ii) the termination of transferability and (iii) all of the consent rights terminating upon the transfer of more than 50% of the shares of Class A and Class B common stock held by Fifth Third Bank and its affiliates immediately following the consummation of our initial public offering) under the prior Amended and Restated Vantiv Holding Limited Liability Company Agreement. Fifth Third Bank currently holds 70,219,136 Class B units, which are exchangeable for shares of Class A common stock. See "—Exchange Agreement."

  •
  Vantiv, Inc., Vantiv Holding and the Fifth Third investors entered into the Exchange Agreement under which we commit to maintain a 1:1 ratio between the units of Vantiv Holding and the common stock of Vantiv, Inc. and the Fifth Third investors (or certain permitted transferees thereof) have the right, subject to the terms of the Exchange Agreement, from time to time to exchange their Class B units or Class C non-voting units in Vantiv Holding for shares of our Class A common stock on a one-for-one basis, or, at Vantiv, Inc.'s option, for cash. To the extent that we issue a share of Class A common stock upon the exchange of a Class B unit of Vantiv Holding, Vantiv Holding will issue a Class A unit to us and we will cancel a share of Class B common stock. See "—Exchange Agreement."

  •
  We entered into four tax receivable agreements, which provide for payments by us to Vantiv Holding's pre-initial public offering investors equal to 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that we and NPC actually realize as a result of certain tax basis increases and NOLs. See "—Tax Receivable Agreements."

        In addition, the Fifth Third investors received one share of our Class B common stock for each Class B unit of Vantiv Holding that they hold. The Class B common stock only carries voting rights and the right for the Fifth Third investors to appoint a certain number of directors; it carries no economic rights. The total value and voting power of the Class A common stock and the Class B common stock that the Fifth Third investors hold (not including, for the avoidance of doubt, any ownership interest in units of Vantiv Holding) is limited to 18.5% of all Class A common stock (and preferred stock entitled to vote with the Class A common stock, if we issue any in the future) and Class B common stock at any one time other than in connection with a stockholder vote with respect to a change of control, in which event the Fifth Third investors have the right to that full number of votes equal to the number of shares of Class A common stock and Class B common stock they own. The Fifth Third investors also are entitled to elect a number of directors equal to the percentage of the voting power of all of our outstanding common stock represented by the Class B common stock held by the Fifth Third investors but not exceeding 18.5% of the Board of Directors. In addition to the extent that the Fifth Third investors hold Class A common stock and Class B common stock entitled to less than 18.5% of the voting power of the outstanding common stock, then the Fifth Third investors shall be entitled only to such lesser voting power. Fifth Third Bank, as the holder of all of our outstanding Class B common stock, holds 18.5% of the voting power in Vantiv, Inc. Holders of our Class B common stock also have to approve certain amendments to our amended and restated certificate of incorporation.

        In connection with our initial public offering, we purchased 2,086,064 Class B units from the Fifth Third investors with the proceeds we received from the underwriters' option to purchase additional shares in the initial public offering, at a purchase price equal to the public offering price less underwriting discounts and commissions. Upon such purchase, an equivalent number of shares of Class B common stock were cancelled and the Class B units were converted into Class A held by Vantiv, Inc. We also paid approximately $1.5 million in expenses on behalf of the Fifth Third investors in connection with our initial public offering.

        On November 30, 2012, we received an exchange notice from the Fifth Third investors requesting that we exchange Class B units in Vantiv Holding held by the Fifth Third investors pursuant to the terms of the Exchange Agreement. As a result, in December 2012, we issued 13,700,000 shares of Class A common stock to the Fifth Third investors in exchange for 13,700,000 Class B units in Vantiv Holding. In connection with this exchange, a corresponding number of shares of Class B common stock were cancelled. The shares of Class A common stock that we issued to the Fifth Third investors in connection with this exchange were subsequently sold by the Fifth Third investors in an underwritten public offering in December 2012.

        Fifth Third Bank also holds a Warrant to purchase 20,378,027 Class C non-voting units of Vantiv Holding at an exercise price of approximately $15.98 per unit, subject to customary anti-dilution adjustments. The Warrant is (x) freely transferable, in whole or in part, (y) freely transferable, in whole or in part, by third parties and (z) freely exercisable by the holder thereof subject to (i) the receipt of a private ruling from the IRS stating that the exercise of the Warrant will not cause a deemed transfer taxable to Vantiv, Inc. of an interest in the capital of Vantiv Holding for tax purposes from Vantiv, Inc. to the party exercising the Warrant, or a capital shift that causes a taxable event for Vantiv, Inc., (ii) enactment of final U.S. income tax regulations to clarify that no taxes will be payable upon exercise of the Warrant due to a capital shift that causes a taxable event for Vantiv, Inc., or (iii) Fifth Third Bank or another creditworthy entity providing indemnity to us equal to 70% of any taxes payable by us in respect of any income or gain recognized by Vantiv Holding or Vantiv, Inc. resulting from such a capital shift that may be caused by the exercise of the Warrant (except in certain circumstances including a change). If all or part of the Warrant issued to Fifth Third Bank (inclusive of any derivative Warrants if only a portion of the Warrant is transferred) is transferred to a third party that is not an affiliate of Fifth Third Bank, upon exercise of the Warrant, the Class C non-voting units will immediately be exchanged for, at our option, cash or Class A common stock. See "—Exchange Agreement." The Warrant expires upon the earliest to occur of (i) June 30, 2029 and (ii) a change of control of Vantiv, Inc. (as defined in the revised Warrant Agreement) where the price paid per unit in such change of control minus the exercise price of the Warrant is less than zero. See "—Warrant."

        Our organizational structure allows the Fifth Third investors to retain equity ownership in Vantiv Holding, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of units. In addition, the Fifth Third investors from time to time may acquire an economic interest in Vantiv, Inc. by exercising their put right and acquiring Class A common stock pursuant to the Exchange Agreement. The Class B common stock will give voting rights to the Fifth Third investors. The total value and voting power of the Class A common stock and the Class B common stock that the Fifth Third investors hold (not including, for the avoidance of doubt, any ownership interest in units of Vantiv Holding) is limited to 18.5% of all Class A common stock (and preferred stock entitled to vote with the Class A common stock, if we issue any in the future) and Class B common stock at any time other than in connection with a stockholder vote with respect to a change of control, in which event the Fifth Third investors have the right to that full number of votes equal to the number of shares of Class A common stock and Class B common stock they own. Holders of Class A common stock, by contrast, hold their equity ownership in Vantiv, Inc., a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes, in the form of shares of Class A common stock. Vantiv, Inc. and Fifth Third Bank will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of Vantiv Holding.

        Vantiv, Inc. is a holding company and its principal assets have been equity interests in Vantiv Holding. As the majority unitholder of Vantiv Holding, we operate and control the business and affairs of Vantiv Holding, subject to the Fifth Third consent rights in our amended and restated certificate of incorporation and the Amended and Restated Vantiv Holding Limited Liability Company Agreement. For so long as the Exchange Agreement is in effect, we will conduct our business exclusively through Vantiv Holding and its respective operating subsidiaries.

        In addition, pursuant to our amended and restated certificate of incorporation, the Exchange Agreement and the Amended and Restated Vantiv Holding Limited Liability Company Agreement, the capital structure of Vantiv, Inc. and Vantiv Holding generally replicate one another and provide for customary antidilution mechanisms in order to maintain a one-for-one exchange ratio between the units of Vantiv Holding and the Vantiv, Inc. common stock, among other things.

        The unitholders of Vantiv Holding, including Vantiv, Inc. will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of Vantiv Holding. Net profits and net losses of Vantiv Holding will generally be allocated to its unitholders (including Vantiv, Inc.) pro rata in accordance with the percentages of their respective limited liability company interests. The Amended and Restated Vantiv Holding Limited Liability Company Agreement provides for cash distributions, which we refer to as "tax distributions," pro rata to the holders of its units if Vantiv, Inc., as the majority unitholder of Vantiv Holding, determines that the taxable income of Vantiv Holding will give rise to taxable income for a unitholder. Generally, these tax distributions will be computed based on an estimate of the net taxable income of Vantiv Holding allocable to a holder of its units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state or local income tax rate prescribed for a corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income). Tax distributions will be made only to the extent all distributions from Vantiv Holding for the relevant year were insufficient to cover such tax liabilities and are subject to certain Fifth Third Bank consent rights set forth in the Amended and Restated Vantiv Holding Limited Liability Company Agreement.

        Vantiv Holding is permitted under the Amended and Restated Vantiv Holding Limited Liability Company Agreement to make payments to us that are required under the Exchange Agreement and the Advancement Agreement, which allows us to make payments under our tax receivable agreement related to the NPC NOLs, make payments under our other tax receivable agreements to the extent not covered by payments made pursuant to the Amended and Restated Vantiv Holding Limited Liability Company Agreement, make payments required under the Exchange Agreement, pay our franchise taxes and cover our reasonable administrative and corporate expenses, which includes substantially all expenses incurred by or attributable to Vantiv, Inc.

Recapitalization Agreement

        We and the pre-initial public offering investors entered into a recapitalization agreement in connection with the reorganization transactions and our initial public offering. Pursuant to the recapitalization agreement, the existing holders of our common stock received 89,515,617 shares of our Class A common stock in exchange for the shares of common stock they held, and we issued 86,005,200 shares of our Class B common stock to the Fifth Third investors. JPDN contributed all rights, title and interest in its Class A and Class B units in Vantiv Holding in exchange for 239,672 shares of our Class A common stock, and upon JPDN's contribution, the Class B units held by JPDN automatically converted into Class A units of Vantiv Holding, in each case, giving effect to the 1.7576 for 1 stock split. Furthermore, pursuant to the recapitalization agreement, we paid Fifth Third Bank a $15.0 million fee related to the modification of its consent rights (specifically with respect to (i) increasing the threshold on when certain actions require Fifth Third Bank's approval, (ii) the termination of transferability and (iii) all of the consent rights terminating upon the transfer of more than 50% of the shares of Class A and Class B common stock held by Fifth Third Bank and its affiliates immediately following the consummation of our initial public offering) under the prior Amended and Restated Vantiv Holding Limited Liability Company Agreement. The recapitalization was effective when we filed our amended and restated certificate of incorporation.

Exchange Agreement

        We, Vantiv Holding and the Fifth Third investors entered into the Exchange Agreement, under which the Fifth Third investors (or certain permitted transferees of their Class B units in Vantiv Holding or of the Warrant) have the right, subject to the terms of the Exchange Agreement, from time to time to exchange their Class B units or Class C non-voting units in Vantiv Holding for shares of our Class A common stock or, at our option, cash. If we choose to satisfy the exchange in cash, the price per Class B unit or Class C non-voting unit will be equal to the volume weighted average price per share on the listed exchange of Class A common stock for the 15 trading days preceding the delivery of the exchange notice. In addition, upon a change of control (as defined in the agreement), we will have the right to (i) exchange all Class B units and Class C non-voting units held by the Fifth Third investors for Class A common stock of Vantiv, Inc. on a one-for-one basis, or (ii) deliver cash consideration to the Fifth Third investors equal to the fair market value of such securities.

        The Fifth Third investors have a right to put their Class B units of Vantiv Holding to Vantiv, Inc. at any time, limited to tranches of less than 18.5% of the Class A common stock and so long as the Fifth Third investors will not, as a result of exercising the put, hold more than 18.5% of the total value and voting power of the Class A common stock, the Class B common stock and other capital stock (not including, for the avoidance of doubt, any ownership interest in units of Vantiv Holding) at any one time. Other than the foregoing limitations, there are no limits on sequential puts so long as the units being put represent more than 2% of the aggregate outstanding units of Vantiv Holding. If units being exchanged represent less than 2% of the aggregate outstanding units of Vantiv Holding, in addition to the foregoing limitations, the put rights may only be exercised once per calendar quarter and only upon 60 days prior notice (which has not been revoked prior to ten business days before the proposed date of exchange). The foregoing limitations do not apply to any exercise of the Fifth Third investors' (or their permitted transferees') right to put their Class B units in case of a change of control or Rule 13e-3 transaction, each as defined in the Exchange Agreement.

        The Exchange Agreement also provides that if the Warrant that is held by Fifth Third Bank for Class C non-voting units is exercised by a third party that is not Fifth Third Bank or any of its affiliates, then immediately following the issuance of Class C non-voting units, such non-voting units will be exchanged for, at our option, cash or an equal number of shares of Class A common stock.

        Any expenses incurred as a result of any exchange are paid by the exchanging Fifth Third investor, except we (and Vantiv Holding) are required to pay any transfer taxes, stamp taxes or duties or similar taxes in connection with any exchange.

        Additionally, under the Exchange Agreement, we and Fifth Third Bank and its affiliates are prohibited from taking any action without the prior written consent of the other party that would cause Fifth Third Bank and its affiliates to own more than 18.5% of the total value and voting power of the Class A common stock and the Class B common stock (not including, for the avoidance of doubt, any ownership interest in units of Vantiv Holding), other than in connection with a stockholder vote with respect to a change of control. The Exchange Agreement also contains customary antidilution mechanisms in order to maintain a one-for-one ratio between units of Vantiv Holding and the Vantiv, Inc. common stock.

Tax Receivable Agreements

        Prior to the consummation of our initial public offering, Vantiv, Inc. entered into four tax receivable agreements with our pre-initial public offering investors. One tax receivable agreement provides for the payment by us to the Fifth Third investors of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that we actually realize as a result of the increases in tax basis that may result from the purchase of Vantiv Holding units from the Fifth Third investors or from future exchanges of units in Vantiv Holding by the Fifth Third investors for cash or shares of our Class A common stock, as well as the tax benefits attributable to payments made under such tax receivable agreement. Any actual increase in tax basis, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of shares of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, and the amount and timing of our income. The second of these tax receivable agreements provides for the payment by us to Advent of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that we actually realize as a result of our use of our tax attributes in existence prior to the effective date of our initial public offering, as well as the tax benefits attributable to payments made under such tax receivable agreement. The third of these tax receivable agreements provides for the payment by us to our pre-initial public offering investors of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that NPC actually realizes as a result of its use of its NOLs and other tax attributes, as well as the tax benefits attributable to payments made under such tax receivable agreement, with any such payment being paid to Advent, the Fifth Third investors and JPDN according to their respective ownership interests in Vantiv Holding immediately prior to the reorganization transactions. The fourth of these tax receivable agreements provides for the payment to JPDN of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that we actually realize as a result in the increase of tax basis that may result from the Vantiv Holding units exchanged for our Class A common stock by JPDN, as well as the tax benefits attributable to payments made under such tax receivable agreement.

        The payments we will be required to make under the tax receivable agreements could be substantial. As of December 31, 2012, we have recorded a liability of $484.7 million associated with the tax receivable agreements. The liability under the tax receivable agreements will not have an impact on our statements of income. We will incur additional liabilities in connection with any future purchases by us of units in Vantiv Holding from Fifth Third Bank or from any future exchanges of Vantiv Holding units by Fifth Third Bank for cash or shares of our Class A common stock, which we cannot quantify at this time and which could be significant. It is possible that future transactions or events, including changes in tax rates, could increase or decrease the actual tax benefits realized and the corresponding tax receivable agreement payments. The payments under the tax receivable agreements are not conditioned upon the continued ownership of us or Vantiv Holding by the other parties to the tax receivable agreements.

Advancement Agreement

        We and Vantiv Holding entered into the Advancement Agreement, which provides for payments by Vantiv Holding to us for required payments under our tax receivable agreement related to the NPC NOLs, required payments under our other tax receivable agreements to the extent not covered by payments made pursuant to the Amended and Restated Vantiv Holding Limited Liability Company Agreement, required payments under the Exchange Agreement, our franchise taxes and our reasonable administrative and corporate expenses, which includes substantially all expenses incurred by or attributable to Vantiv, Inc.

Consent Rights

        Our amended and restated certificate of incorporation provides Fifth Third Bank with consent rights that require the approval of Fifth Third Bank for certain significant matters. The consent rights will terminate upon the earlier to occur of any of the following, which we refer to as trigger events: (i) Fifth Third Bank and its affiliates transfer (other than as a result of an acquisition of control of Fifth Third Bank or any of its direct or indirect parent companies by any person) more than 50% of the shares of Class A common stock and Class B common stock that they hold immediately following the consummation of our initial public offering (excluding any shares of Class A common stock or Class B common stock that Fifth Third Bank or its affiliates could sell to us if the underwriters exercise their option to purchase additional shares) (calculated on an as converted basis by aggregating the Fifth Third investors' ownership interest in our company with their ownership interest in Vantiv Holding); (ii) any specified competitor acquires control of Fifth Third Bank or any of its direct or indirect parent companies; (iii) any government entity acquires more than 20% interest in Fifth Third Bank or any person other than a specified competitor acquires control of Fifth Third Bank or any of its direct or indirect parent companies, and a change of more than 50% of the Class B directors occurs as a result; or (iv) Fifth Third Bank or any of its direct or indirect parent companies goes into bankruptcy, receivership or a similar event. Such consent rights require approval, subject to certain exceptions, for: (a) a change of control of Vantiv, Inc. to the extent the implied equity value of Vantiv, Inc., Vantiv Holding and our other subsidiaries is below certain thresholds, each being significantly lower than such implied equity value as of the date hereof); (b) changes to material terms and conditions of the Vantiv Holding Management Phantom Equity Plan; (c) issuances of new securities constituting more than 20% of total outstanding common stock of Vantiv, Inc. (excluding any shares issuable in connection with the Warrant, the Vantiv Holding Management Phantom Equity Plan and the 2012 Incentive Equity Plan); and (d) incurrences of indebtedness by us and our subsidiaries if immediately following such incurrence our leverage ratio would be equal to or exceed 5 to 1. No consent rights exercisable by Fifth Third Bank may be transferred to any third party.

        The Amended and Restated Vantiv Holding Limited Liability Company Agreement also provides Fifth Third Bank with consent rights that require the approval of Fifth Third Bank for certain significant matters related to Vantiv Holding and its subsidiaries. The consent rights will terminate upon the trigger events described above. Such consent rights require approval for, among other things, subject to certain exceptions: (a) a change of control of Vantiv, Inc. or Vantiv Holding to the extent the implied equity value of Vantiv, Inc., Vantiv Holding and our other subsidiaries is below certain thresholds, each being significantly lower than such implied equity value as of the date hereof; (b) sales of assets in excess of $250 million; (c) acquisitions or investments in excess of $300 million; (d) retention of the auditor of Vantiv Holding and our subsidiaries; (e) transactions among Vantiv Holding and our other subsidiaries with Advent or its affiliates if they are not on arm's-length terms or would require payments/incurrence of obligations of more than $1 million; (f) a material change to the strategic direction of Vantiv Holding and/or our other subsidiaries; (g) making any loans or series of related loans in excess of $250 million; (h) incurrences of indebtedness by Vantiv Holding or its subsidiaries if immediately following such incurrence our leverage ratio would be equal to or exceed 5 to 1; (i) changes to material terms and conditions of any equity incentive plan of Vantiv Holding; (j) capital expenditure contracts in excess of $75 million; (k) the payment or setting aside of any distributions; (l) issuances of new securities constituting more than 20% of total outstanding shares of Vantiv, Inc. (excluding any shares issuable in connection with the Warrant, Vantiv Holding Management Phantom Equity Plan and the 2012 Incentive Equity Plan); (m) material tax elections; (n) submission of material tax returns; and (o) changes to capitalization or organization of any subsidiary (including the formation of any subsidiary) or any governance provisions of any subsidiary that would either circumvent the consent rights provided for in the Amended and Restated Vantiv Holding Limited Liability Company Agreement or materially and adversely affect any member holding 15% or more of the outstanding units in a manner differently or disproportionately than the other members. Furthermore, until Fifth Third Bank and its affiliates are no longer deemed to control the company under applicable banking laws, we and Vantiv Holding are required to refrain from engaging in any business that would not be permissible for Fifth Third Bank or its affiliates or that would reasonably require Fifth Third Bank or its affiliates to seek regulatory approval, whether under the BHC Act, Ohio law or other applicable federal or state law, without first providing notice to Fifth Third Bank and to use reasonable best efforts to assist Fifth Third Bank or its affiliates in obtaining such regulatory approval. No consent rights exercisable by Fifth Third Bank may be transferred to any third party.

        Pursuant to the Amended and Restated Vantiv Holding Limited Liability Company Agreement, Vantiv Holding will determine when distributions will be made to unitholders of Vantiv Holding, including Vantiv, Inc., and the amount of any such distributions, subject to the consent rights described above (other than with respect to tax distributions made pursuant to the Amended and Restated Vantiv Holding Limited Liability Company Agreement and payments required under the Exchange Agreement and the Advancement Agreement, which allows us to make payments under our tax receivable agreement related to the NPC NOLs, make payments under our other tax receivable agreements to the extent not covered by payments made pursuant to the Amended and Restated Vantiv Holding Limited Liability Company Agreement and make payments required under the Exchange Agreement, pay our franchise taxes and cover our reasonable administrative and corporate expenses, which are not subject to such consent rights). If a distribution is authorized, such distribution will be made to the unitholders of Vantiv Holding pro rata in accordance with the percentages of their respective limited liability company interests.

        Upon a change of control, we will have the rights to require Fifth Third Bank to participate in the proposed transaction with respect to the units held by Fifth Third Bank if (i) the change of control is approved pursuant to the consent rights described above or (ii) the change of control has been approved by the stockholders of Vantiv, Inc. in which Fifth Third Bank was eligible to vote its entire equity interest in Vantiv, Inc. on a fully diluted basis (without giving effect to the exercise of the Warrant currently held by Fifth Third Bank).

Warrant

        In connection with the Master Investment Agreement, Fifth Third Bank received the Warrant on June 30, 2009, to purchase 20,378,027 Class C non-voting units of Vantiv Holding at an exercise price of approximately $15.98 per unit, subject to customary anti-dilution adjustments. The Warrant is (x) freely transferable, in whole or in part, (y) freely transferable in whole or in part by third parties and (z) freely exercisable by the holder thereof subject to (i) the receipt of a private ruling from the IRS stating that the exercise of the Warrant will not cause a deemed transfer taxable to Vantiv, Inc. of an interest in the capital of Vantiv Holding for tax purposes from Vantiv, Inc. to the party exercising the Warrant, or a capital shift that causes a taxable event for Vantiv, Inc., (ii) enactment of final U.S. income tax regulations to clarify that no taxes will be payable upon exercise of the Warrant due to a capital shift that causes a taxable event for Vantiv, Inc. or (iii) Fifth Third Bank or another creditworthy entity providing indemnity to us equal to 70% of any taxes payable by us in respect of any income or gain recognized by Vantiv Holding or Vantiv, Inc. resulting from such a capital shift that may be caused by the exercise of the Warrant (except in certain circumstances, including a change of control). If the Warrant is transferred to a third party that is not an affiliate of Fifth Third Bank, upon exercise of the Warrant, the Class C non-voting units will immediately be exchanged for, at our option, cash or Class A common stock. See "—Exchange Agreement." The Warrant expires upon the earliest to occur of (i) June 30, 2029, and (ii) a change of control of Vantiv, Inc. (as defined in the revised Warrant Agreement) where the price paid per unit in such change of control minus the exercise price of the Warrant is less than zero.

Registration Rights Agreement

        In connection with the separation transaction, registration rights were granted to all of the members of Vantiv Holding pursuant to a registration rights agreement, or the Prior Registration Rights Agreement. Under the terms of the prior Registration Rights Agreement, Vantiv Holding, among other things, agreed to use its best efforts to effect registered offerings upon request from the members and to grant incidental or "piggyback" registration rights with respect to any registerable securities held by the members.

        In connection with our initial public offering, the Prior Registration Rights Agreement was terminated and Vantiv, Inc. entered into a new registration rights agreement, or the New Registration Rights Agreement, with the parties to the Prior Registration Rights Agreement, with substantially the same terms as the Prior Registration Rights Agreement, except to reflect that Vantiv, Inc. effected the initial public offering and not Vantiv Holding. Vantiv, Inc. also granted "piggyback" registration rights with respect to any registerable securities held by funds managed by Advent, the Fifth Third investors, JPDN or the other holders of our securities that are party to the New Registration Rights Agreement.

        Pursuant to the New Registration Rights Agreement, the obligation to effect any demand for registration by the funds managed by Advent and the Fifth Third investors is subject to certain conditions, including that (i) there has not been more than two demand registrations on a Form S-1 on behalf of the funds managed by Advent, (ii) there has not been more than two demand registrations on Form S-1 on behalf of the Fifth Third investors, (iii) there has not been more than two registrations of subject securities pursuant to demand registrations per calendar year, (iv) there has not been any registration of the subject securities in the 90 days preceding such demand (whether or not pursuant to a demand registration) and (v) the anticipated aggregate market value of the offered securities is at least $75 million.

        In connection with any registration effected pursuant to the terms of the New Registration Rights Agreement, we are required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing fees. However, the underwriting discounts and selling commissions payable in respect of registerable securities included in any registration are to be paid by the persons including such registerable securities in any such registration on a pro rata basis. We have also agreed to indemnify the holders of registerable securities against all claims, losses, damages and liabilities with respect to each registration effected pursuant to the New Registration Rights Agreement.

Business Agreements with Fifth Third Bank and Fifth Third Bancorp

Clearing, Settlement and Sponsorship Agreement and Treasury Management Agreement

        On June 30, 2009, Vantiv Holding entered into a Clearing, Settlement and Sponsorship Agreement with Fifth Third Bank. Fifth Third Bank acts as our member "sponsor" to the Visa, MasterCard and other payment network associations because non-financial institutions (such as payment processors, independent sales organizations, third party service providers, merchants, non-member financial institutions) must obtain the "sponsorship" of a member bank in order to participate. Under this agreement Fifth Third Bank transfers the responsibility for all card association requirements and fees to us as a "sponsored participant." Fifth Third Bank is the primary provider of our payment network sponsorship. This agreement has a term of 10 years and terminates in June 2019.

        On June 30, 2009, Vantiv Holding and Fifth Third Bank entered into the Treasury Management Agreement which provides for our use of Fifth Third Treasury Management services. Services available under this agreement include depository services, automated clearing house services, wire transfers and lockbox accounts.

        Expenses associated with these services totaled $1.4 million, $1.2 million and $1.3 million for the years ended December 31, 2012, 2011 and 2010, respectively. Interest income on accounts held at Fifth Third Bank during the years ended December 31, 2012, 2011 and 2010 was approximately $0.9 million, $0.7 million and $0.7 million, respectively.

Referral Agreement

        On June 30, 2009, Vantiv Holding entered into an exclusive referral arrangement with Fifth Third Bancorp. Commercial and retail merchant clients of Fifth Third Bancorp and its subsidiary depository institutions that request merchant (credit or debit card) acceptance services are referred exclusively to us. In return for these referrals and the resulting merchant relationships, we make ongoing incentive payments to Fifth Third Bancorp. The agreement also provides for our referral of prospective banking clients to Fifth Third Bank, in return for certain incentive payments. This agreement terminates in June 2019. Costs associated with this agreement totaled $0.5 million, $0.2 million and $0.2 million, for the years ended December 31, 2012, 2011 and 2010, respectively.

Services Agreements

        On June 30, 2009, Vantiv Holding entered into a Master Services Agreement with Fifth Third Bancorp and agreed to provide Fifth Third Bancorp and its subsidiary depository institutions with various electronic fund transfer, or EFT, services including debit card processing and ATM terminal driving services. This is an exclusive agreement which terminates June 2019. On January 7, 2003, a services agreement with Fifth Third Bank was entered into for the provision of certain card and check processing services. The agreement had an initial term of three years with successive one year renewal periods thereafter. Revenue, including network fees and other, pursuant to these agreements was approximately $76.1 million, $69.4 million and $63.1 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Transition Services Agreement

        In conjunction with the separation transaction, Vantiv Holding entered into a Transition Services Agreement, or TSA with Fifth Third Bank covering certain services required to support us as a stand-alone entity during the period following the separation transaction. These services involved IT services, back-office support, employee related services, product development, risk management, legal, accounting and general business resources. The TSA terminated on October 31, 2011. Subsequent to such date, we continue to receive certain non-material services from Fifth Third Bank. The total services provided by Fifth Third Bank for the years ended December 31, 2012, 2011 and 2010 were $1.1 million, $23.2 million and $51.3 million, respectively.

Master Lease Agreement/Master Sublease Agreement

        On July 1, 2009, Vantiv Holding entered into a five-year Master Lease Agreement and a five-year Master Sublease Agreement with Fifth Third Bank and certain of its affiliates for the lease or sublease of a number of office and/or data center locations. Related party rent expense was approximately $3.7 million, $6.8 million and $6.5 million respectively, for the years ended December 31, 2012, 2011 and 2010. Beginning in February of 2012, this amount was substantially reduced as a result of our exercise of termination rights and the purchase and relocation to our new corporate headquarters.

Agreements with Advent

        In connection with the separation transaction, on June 30, 2009, Vantiv Holding entered into a management agreement with Advent for management services including consulting and business development services related to sales and marketing activities, acquisition strategies, financial and treasury requirements and strategic planning. Pursuant to this agreement, we paid a fee to Advent of $1.0 million during each of the years ended December 31, 2012, 2011 and 2010. Pursuant to its terms, the agreement terminated in connection with our initial public offering.

Senior Secured Credit Facilities

        On November 3, 2010, we entered into two senior secured credit facilities with a syndicate of banks in order to refinance our debt that was held entirely by Fifth Third Bank, which was assumed in connection with the separation transaction, and to fund the acquisition of NPC. Although Fifth Third Bank remained a lender under the senior secured credit facilities, indebtedness to Fifth Third Bank declined to $381.3 million as of December 31, 2010 from $1.2 billion at December 31, 2009 and our line of credit with

Fifth Third Bank was reduced to $50 million as of December 31, 2010 from $125 million as of December 31, 2009. Fifth Third Bank recognized $4.0 million in syndication and other fees in 2010 associated with the senior secured credit facilities. On May 17, 2011, we refinanced the senior secured credit facilities with a substantially similar first lien credit facility, with the primary difference between the new first lien senior secured credit facilities and the original senior secured credit facilities being the combination of the first and second lien facilities to solely first lien facilities secured by substantially all the capital stock (subject to a 65% limitation on pledges of capital stock of foreign subsidiaries and domestic holding companies of foreign subsidiaries) and personal property of the borrower and any obligors as well as any real property in excess of $5 million in the aggregate held by the borrower or any obligors (other than Vantiv Holding), subject to certain exceptions. Following our initial public offering and the repayment of a portion of the outstanding debt under our prior senior secured credit facilities using a portion of the net proceeds received by us therefrom, we refinanced the remaining indebtedness under such facilities with new senior secured credit facilities pursuant to the debt refinancing. For the years ended December 31, 2012, 2011 and 2010, interest expense associated with these arrangements was $10.2 million, $18.4 million and $101.6 million, respectively, and commitment fees were $0.4 million, $0.3 million and $0.6 million, respectively.

        At December 31, 2012, Fifth Third Bank held $308.0 million of the term A loans and $12.8 million of the $40.0 million borrowed under the revolving credit facility, or approximately 26%, of our senior credit facilities.

Interest Rate Swap

        In connection with our refinanced senior secured credit facilities, we entered into an interest rate swap agreement with Fifth Third Bank effective January 11, 2011. In connection with our May 2011 debt refinancing, we amended our interest rate swap agreement to more closely align with the terms of the refinanced debt. Under the interest rate swap agreement, we paid interest at 2.49% and received the greater of 1.25% and the three-month LIBOR on the notional principal amount of $687.5 million. In connection with our debt refinancing in March 2012, we terminated our interest rate swap agreements and incurred a cash charge of $31.1 million related to the early termination, including approximately $24.3 million paid to Fifth Third Bank.

Board Compensation

        Directors who are our employees or employees of our subsidiaries do not receive compensation for their service as members of our board of directors. Our other directors receive compensation for their service as members of our board of directors as described in this proxy statement under Director Compensation.

Offer Letters

        We have entered into offer letters with each of our executive officers, including our named executive officers. For more information regarding these agreements, see "Executive Compensation—Employment Agreements and Severance Benefits."

Indemnification Agreements

        We have entered into indemnification agreements with each of our directors. These agreements, among other things, require us to indemnify each director to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director.

 FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2013 and the Board recommends that stockholders vote for ratification of such selection. Although ratification by stockholders is not required by law, the Company has determined that it is desirable to request ratification of this selection by the stockholders. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee may reconsider its selection. Notwithstanding its selection or voting results, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

        Deloitte & Touche LLP has audited our consolidated financial statements annually since it was first appointed in fiscal year 2009. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Fees for Professional Services Rendered, Accrued for or Billed by Deloitte & Touche LLP during Fiscal Years 2012 and 2011

	Fiscal Year
	2012	2011
Audit Fees	$1,588,000	$1,550,185
Audit-Related Fees	$160,150	$204,000
Tax Fees	$0	$0
All Other Fees	$0	$0
Total	$1,748,150	$1,754,185

        "Audit Fees" consisted of fees for the audit of our annual consolidated financial statements and the reviews of our interim financial statements, services rendered in connection with the filing of our registration statements, including our Form S-1 and Form S-8 related to our initial public offering and our Form S-1 filings related to our two secondary public offerings, and the issuance of comfort letters and consents.

        "Audit-Related Fees" consisted of assurance services related to an assessment of the controls that support our IT control environment.

Pre-Approval Policies and Procedures.

        The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. Under the policy, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company's independent registered public accountants in order to ensure that the provision of such services does not impair the public accountants' independence. Pre-approval may be given as part of the Audit Committee's approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to the Chair of the Audit Committee, but the decision must be reported to the full Audit Committee at its next scheduled meeting. All fees described above were approved by the Audit Committee.

AUDIT COMMITTEE REPORT

        The following is the report of the Audit Committee of our Board of Directors. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2012 with our management. In addition, the Audit Committee has discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by standards promulgated by the American Institute of Certified Public Accountants (AICPA) and Public Company Accounting Oversight Board (PCAOB), including Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the PCAOB in Rule 3200T. The Audit Committee also has received the written disclosures and the letter from Deloitte & Touche LLP as required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP.

        Based on the Audit Committee's review of the matters noted above and its discussions with Deloitte & Touche LLP and our management, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Audit Committee Lee Adrean, Chair Lori Beer Gary Lauer John Maldonado Daniel Poston Jeffrey Stiefler

ITEM 1:    ELECTION OF FOUR CLASS I DIRECTORS

        Our Board of Directors consists of eleven members. In accordance with our Amended and Restated Certificate of Incorporation, our Board of Directors is divided into three classes with staggered three-year terms. At the 2013 Annual Meeting, four directors will be elected for three year terms.

Nominees

        The Nominating and Corporate Governance Committee of the Board of Directors recommended, and the Board of Directors approved, Lee Adrean, Lori Beer, Gary Lauer and Thomas Ryan as nominees for election at the Annual Meeting to the Board of Directors. If elected, each of Lee Adrean, Lori Beer, Gary Lauer and Thomas Ryan will serve as directors until our annual meeting in 2016, and until a successor is qualified and elected or until his or her earlier resignation or removal. Each of the nominees is currently a director of the Company. Please see "Nominees" beginning on page 9 of this Proxy Statement for information concerning the nominees.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of Lee Adrean, Lori Beer, Gary Lauer and Thomas Ryan. If the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors. We are not aware of any reason that a nominee would be unable or unwilling to serve as a director.

        The Board of Directors unanimously recommends that the Class A stockholders vote "FOR" the election of each of Lee Adrean, Lori Beer, Gary Lauer and Thomas Ryan as Class I directors.

ITEM 2:    PROPOSAL TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT

        As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), Vantiv is asking its stockholders to approve, in a non-binding advisory vote, the compensation of Vantiv's Named Executive Officers, as disclosed in the Compensation Discussion and Analysis ("CD&A") and the Executive Compensation sections of this proxy statement. As an advisory vote, this proposal is not binding upon the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company's executive compensation program, values the opinions of the Company's stockholders. Accordingly, the Compensation Committee will consider the outcome of the vote on this proposal when it makes future decisions regarding executive compensation.

        Our executive compensation programs are overseen by the Compensation Committee and are designed to support the Company's long-term success by achieving the following objectives:

  •
  attract, retain and reward employees who drive our performance and help us achieve our annual and long-term financial and strategic objectives;

  •
  motivate our executive officers to consistently deliver outstanding performance;

  •
  link compensation to the achievement of specific financial and strategic objectives to create and maintain stockholder value;

  •
  create a culture of ownership among our executives to align their interests with the interests of our stockholders; and

  •
  maintain competitive and fair compensation.

        The Board of Directors recommends that stockholders approve the following resolution at the 2013 Annual Meeting:

RESOLVED, that the stockholders of Vantiv, Inc. (the "Company") approve, on an advisory basis, the compensation of the Company's Named Executive Officers described in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narrative in the Proxy Statement for the Company's 2013 Annual Meeting of Stockholders.

        For the reasons discussed above, the Board of Directors recommends that you vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement.

ITEM 3:    PROPOSAL TO APPROVE A FREQUENCY OF EVERY 1 YEAR FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

        Our Board of Directors is also submitting a proposal for stockholder consideration as required under the Dodd-Frank Act that allows our stockholders to cast an advisory vote to indicate how often the advisory vote on executive compensation should occur. Under the Dodd-Frank Act, the advisory vote on executive compensation may occur once every one, two or three years. Under the applicable SEC regulations regarding this vote, our stockholders also have the option to abstain from voting on this matter. The Board has considered these options and recommends that you vote for an advisory vote on executive compensation that occurs each year.

        The Board determined that an annual vote is the most appropriate option for the Company at this time because it will allow our stockholders to evaluate our executive compensation every year. Therefore, our stockholders will be able to continually assess whether we are achieving our compensation philosophy and designing our executive compensation program in a manner that is in the best interests of the Company and its stockholders.

        The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered the stockholders' recommendation as to the frequency of future advisory votes on executive compensation. While this vote on the frequency of the advisory vote on executive compensation is non-binding, the Board and the Compensation Committee will consider the outcome of the vote when determining the frequency of the advisory vote on executive compensation. Stockholders are not voting to approve or disapprove of the Board's recommendation. Instead, the proxy card provides stockholders with four choices with respect to this proposal: one year, two years, three years or abstain from voting on the proposal.

        For the reasons described above, the Board of Directors recommends that you vote for the option of every "1 year" as the preferred frequency of future advisory votes on executive compensation.

ITEM 4:    RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2013. The Board of Directors is asking that you ratify this appointment. Although ratification by stockholders is not required by law, the Company has determined that it is desirable to request ratification of this selection by the stockholders. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee may reconsider its selection. Notwithstanding its selection or voting results, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interests of Vantiv and its stockholders.

        We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

        The Board of Directors recommends you vote FOR the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013. Proxies received by the Board of Directors will be voted FOR this proposal unless they specify otherwise.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires Vantiv's directors, executive officers, and any persons who own more than 10% of our common stock ("reporting persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. These reporting persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 that they file with the SEC. Based on a review of such forms filed with the SEC and written representations from our reporting persons, Vantiv believes that all forms were filed in a timely manner during fiscal 2012, except that an initial report on Form 3 was not timely filed for Mr. Maldonado and one late filing was effected for Mr. Drucker with respect to shares withheld by the Company to satisfy tax withholding obligations in connection with a restricted stock vesting in May 2012.

OTHER MATTERS

        The Board of Directors does not know of any matters that will be brought before the Annual Meeting other than those listed in this proxy statement. If any other matters are properly introduced at the meeting for consideration, including consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed form of proxy will have authority to vote on such matters in their discretion.

INCORPORATION BY REFERENCE

        The information contained above under the captions "Compensation Committee Report" and "Audit Committee Report" shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that we specifically incorporate it by reference into such filing.

ADDITIONAL INFORMATION

Stockholder Proposals and Other Business for our Annual Meeting in 2014

        If you want to submit a proposal for possible inclusion in our proxy statement and form of proxy for the 2014 annual meeting of stockholders, you must ensure your proposal is received by us on or before November 18, 2013 and is otherwise in compliance with the requirements of SEC rules, including Exchange Act Rule 14a-8.

        Our Bylaws also provide that other business, including stockholder nominations for director, may not be brought before an annual meeting unless it is (1) specified in the notice of meeting (which includes stockholder proposals that the Company is required to include in its proxy statement under Exchange Act Rule 14a-8), (2) properly brought by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (3) brought by a stockholder of the Company on the record date who has delivered notice to the principal executive office of the Company (containing the information specified in the Bylaws) no earlier than December 31, 2013 nor later than January 30, 2014. In addition, you must comply with Exchange Act Rule 14a-8 to have your proposal included in the Company's proxy statement and form of proxy.

        A copy of the full text of the Company's Bylaws may be obtained online on our website at www.vantiv.com in the Corporate Governance section of our Investor Relations webpage or upon written request to the Corporate Secretary at 8500 Governors Hill Drive, Symmes Township, Ohio 45249.

Solicitation of Proxies

        The above notice and proxy statement are sent by order of the Board of Directors.

Nelson F. Greene Chief Legal Officer and Secretary

Dated: March 18, 2013

2013 ANNUAL STOCKHOLDERS' MEETING
RESERVATION REQUEST FORM

        If you plan to attend the 2013 Annual Meeting of Stockholders of Vantiv, Inc., please complete the following information and return to Nelson F. Greene, Chief Legal Officer and Secretary, Vantiv, Inc., 8500 Governors Hill Drive, Symmes Township, Ohio 45249.

Your name and address:

Number of shares of Vantiv common stock you hold:

        If the shares listed above are not registered in your name, identify the name of the registered stockholder below and include evidence that you beneficially own the shares.

Registered stockholder:	(name of your bank, broker, or other nominee)

THIS IS NOT A PROXY CARD

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: O Lee Adrean O Lori A. Beer O Gary Lauer O Thomas Ryan 2. To approve, on an advisory basis, the compensation of the Company's named executive officers. 3. To approve, on an advisory basis, the preferred frequency of stockholder advisory votes on executive compensation. 4. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2013. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposals 2 and 4, and for "1 YEAR" on Proposal 3. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: ANNUAL MEETING OF STOCKHOLDERS OF VANTIV, INC. April 30, 2013 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST on April 29, 2013. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSALS 2 AND 4, AND FOR "1 YEAR" ON PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 20430403000000000000 4 043013 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Annual Meeting, Proxy Statement and Annual Report are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=17549 2 years 3 years ABSTAIN 1 year FOR AGAINST ABSTAIN

0 14475 VANTIV, INC. Proxy for Annual Meeting of Stockholders on April 30, 2013 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Charles Drucker and Nelson Greene, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Vantiv, Inc., to be held on April 30, 2013 at 9:00 a.m., and at any adjournments or postponements thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. (Continued and to be signed on the reverse side.)